Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

among

AMERIDOC, LLC,

DAVID E. LINDSEY, MICHAEL R. THOMPSON,

DAVID E. LINDSEY, AS MEMBER REPRESENTATIVE,

AND

TELADOC, INC.,

dated as of

May 1, 2014

LIST OF EXHIBITS

Exhibits:

Exhibit A-1	Form of Delaware Certificate of Merger
Exhibit A-2	Form of Florida Certificate of Merger
Exhibit B	Form of Purchaser Note
Exhibit C	Form of Subordination Agreement
Exhibit D	Form of Working Capital Statement
Exhibit E	Form of Target Opinion
Exhibit F	Form of Lindsey Employment Agreement
Exhibit G	Form of Noncompetition Agreement
Exhibit H	Form of Release Agreement
Exhibit I	Contracts to be Terminated
Exhibit J	Form 8594 Estimated

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 1, 2014, is entered into by and among Teladoc, Inc., a Delaware corporation (“Purchaser”), David E. Lindsey, in his capacity as representative for the Members (the “Member Representative”), AmeriDoc, LLC, a Florida limited liability company (“Target”), David E. Lindsey (“Lindsey”) and Michael R. Thompson (“Thompson,” and collectively with Lindsey, the “Members”) (the Members and Target are sometimes referred to herein as a “Target Party” and collectively as the “Target Parties”).

RECITALS

WHEREAS, Target is engaged in the business of providing access to telemedicine and telehealth services to its customers (the “Business”);

WHEREAS, as of the date of this Agreement, the Members and Lindenbrook Associates, LLC, a New Jersey limited liability company (“Lindenbrook”) collectively own one hundred percent (100%) of the Target’s issued and outstanding units of membership interest (the “Target Units”);

WHEREAS, Target and Lindsey entered into that certain Assignment Agreement, Release and Waiver dated as of April 30, 2014 (the “Lindenbrook Assignment Agreement”), with Lindenbrook and each of Kevin Faherty, an individual residing in the State of New Jersey, Barry Forester, an individual residing in the State of New Jersey, and Raymond J. Marszalowicz, an individual residing in the State of New Jersey (collectively, the “Lindenbrook Owners”), whereby, effective immediately prior to the Merger (defined below), Lindsey will purchase all of the Target Units owned by Lindenbrook so that, immediately prior to the Merger, the Members will collectively one hundred percent (100%) of the issued and outstanding Target Units;

WHEREAS, Target will merge directly with and into Purchaser (the “Merger”), with Purchaser continuing as the surviving corporation;

WHEREAS, the board of directors of Purchaser and the manager of Target have, on the terms and subject to the conditions set forth in this Agreement, (a) determined and declared that the Merger is advisable to, and in the best interest of, each such Person and its respective equityholders, (b) authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby, and (c) in the case of Target’s manager, has recommended the adoption and approval of this Agreement and the Merger by the Members, in accordance with the Florida Limited Liability Company Act, as amended (the “FLLCA”);

WHEREAS, Target’s Members have adopted and approved of this Agreement and the Merger in accordance with the FLLCA;

WHEREAS, concurrently with the execution of this Agreement, Purchaser, the Member Representative, Target, Lindsey, Thompson and TeleMedServices, LLC, a Texas limited liability company owned by Lindsey and Thompson (“TeleMed”), have entered into an Agreement and Plan of Merger (the “TeleMed Merger Agreement”) whereby, concurrently with the Merger, TeleMed will be merged with and into Purchaser (the “TeleMed Merger”); and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“409A Authorities” has the meaning set forth in Section 4.18(j).

“Accounts Receivable” means all accounts or notes receivable held by Target as of the Closing Date, and any security, claim, remedy or other right related to any of the foregoing.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” has the meaning set forth in Section 2.05(a).

“Agreement” has the meaning set forth in the preamble.

“AmeriDoc Note Portion” means the $3,499,500 of the $3,500,000 original principal amount of the Purchaser Note.

“Annual Financial Statements” has the meaning set forth in Section 4.04.

“APN” means AmeriDoc Physician Network, LLC, a Florida limited liability company which is, as of the date of this Agreement, is a wholly-owned Subsidiary of Target.

“APN Divestment” has the meaning set forth in Section 3.02(a)(xv).

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Agreement” means any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, loan or similar agreement between the Target and any Participant.

“Benefit Plan” means any employment, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, equity or equity-based compensation, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Target, providing benefits to any Participant, but not including any Benefit Agreement.

“Books and Records” means all books and records of Target, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and Intellectual Property files relating to the Intellectual Property Assets and the Intellectual Property Licenses.

“Broker” has the meaning set forth in Section 4.21.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Law to be closed for business.

“Closing” has the meaning set forth in Section 3.01.

“Closing Accrued Tax Amount” means the sum, without duplication, of all unpaid Taxes (whether accrued or otherwise) of Target with respect to all periods ending on or prior to the Closing Date.

“Closing Balance Sheet” has the meaning set forth in Section 2.07(c)(i)(A).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Indebtedness” means the amount of all Indebtedness of Target outstanding as of the Closing Date and immediately prior to the Effective Time.  Notwithstanding the foregoing definition of Closing Indebtedness, in order to avoid duplication of any deductions to the calculation of Aggregate Merger Consideration:  (a) to the extent any Indebtedness included in Current Liabilities and taken into account in the calculation of Closing Working Capital, such Indebtedness shall not be included as an item of Closing Indebtedness, and (b) to the extent any Taxes relating to Indebtedness are included in the calculation of Closing Accrued Tax Amount and taken into account in the calculation of Aggregate Merger Consideration, such Taxes shall not be included as an item of Closing Indebtedness.  For avoidance of doubt, Closing Indebtedness shall include (a) the entire amount owed by Target to Li as set forth in the applicable Payoff Letter, (b) the entire amount owed by Target to Roy Whitehead as of the Effective Time as set forth in the applicable Payoff Letter, (c) the entire amount owed by Target to Wells Fargo Bank, N.A. as of the Effective Time, as set forth in the applicable Payoff Letter (d) the entire amount owed by Target to Lindsey as of the Effective Time, as set forth in the applicable Payoff Letter (e) the entire amount owed by Target to Innovative as of the Effective Time as set forth in the applicable Payoff Letter, and (f) the entire amount owed by Target to the Lindenbrook Owners as set forth in the Lindenbrook Assignment Agreement, and each of the foregoing items (a) through (f) shall not be taken into account in the calculation of Closing Working Capital or Closing Accrued Tax Amount.

“Closing Payment Amounts” means the amount set forth next to each Member’s name in the wire instructions delivered pursuant to Section 2.05.

“Closing Statement” has the meaning set forth in Section 2.07(c)(i).

“Closing Transaction Expenses” means Transaction Expenses of Target incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby that remain unpaid at the Closing.

“Closing Working Capital” has the meaning set forth in Section 2.07(a).

“Code” means the Internal Revenue Code of 986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Couto” means Gregory J. Couto.

“Couto Agreement” means that certain Member Interest Purchase Agreement dated December 24, 2013 between Lindsey and Couto.

“Couto Claims” means any and all Losses incurred by Purchaser or any of its Affiliates (including, following the Effective Time, the Surviving Corporation) as a result of any claim brought by or for the benefit of Couto or any of his Affiliates in respect of Couto’s status as former member of Target or arising out of or relating to the Couto Agreement, this Agreement, the Merger and the transactions contemplated hereby and thereby (including (i) any such matters relating to the exercise of any rights or remedies in connection with the exercise of dissenters’ rights, appraisal rights or any similar rights in connection with this Agreement or the Merger, and (ii) any such matters arising out of or related to the Target’s organizational documents), including, without limitation, (x) any of the foregoing arising from matters disclosed to Purchaser or its Affiliates or otherwise referenced in this Agreement, and whether any related claim arises before or after the Closing, (y) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured, and (z) all costs of investigation, defense, insurance claims processing, and insurance deductibles associated therewith.

“Couto Payment Amount” has the meaning set forth in Section 2.05(b)(iii).

“Current Assets” means the sum of the line items of the balance sheet of the Target that are listed on the Form of Working Capital Statement and calculated in accordance with GAAP.

“Current Liabilities” means the sum of the line items of the balance sheet of the Target that are listed on the Form of Working Capital Statement and calculated in accordance with GAAP.

“Debt Payoff Recipients” has the meaning set forth in Section 2.05(b)(i).

“Delaware Certificate of Merger” means a certificate of merger in the form attached hereto as Exhibit A-1.

“DGCL” means the Delaware General Corporation Law, as amended.

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Target concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.07(d)(iii).

“Dollars or $” means the lawful currency of the United States.

“Effective Time” means the time at which both (i) the Delaware Certificate of Merger is filed and becomes effective with the Secretary of State of the State of Delaware in accordance with the DGCL, and (ii) the Florida Certificate of Merger is filed and becomes effective with the Florida Department of State in accordance with the FLLCA (or at such later time as shall be agreed upon by Purchaser and Target and set forth in the Delaware Certificate of Merger and Florida Certificate of Merger).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, casement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Engaged Professional” has the meaning set forth in Section 4.16(b).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from:  (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs):  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interest” and “equity security” mean any “equity security” as such term is defined in the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Target is treated as a single employer under Section 414(b) or (c) of the Code.

“Estimated Closing Accrued Tax Amount” has the meaning set forth in Section 2.07(b)(i)(C).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.07(b)(i)(A).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.07(b)(i)(D).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.07(b)(i)(B).

“Estimated Post-Closing Adjustment Amount” has the meaning set forth in Section 2.07(c)(ii).

“Final Closing Accrued Tax Amount” has the meaning set forth in Section 2.07(c)(ii).

“Final Closing Indebtedness” has the meaning set forth in Section 2.07(c)(ii).

“Final Closing Working Capital” has the meaning set forth in Section 2.07(c)(ii).

“Final Post-Closing Adjustment Amount” has the meaning set forth in Section 2.07(c)(ii).

“Financial Statements” has the meaning set forth in Section 4.04.

“FLLCA” has the meaning set forth in the recitals.

“Florida Certificate of Merger” means a certificate of merger in the form attached hereto as Exhibit A-2.

“Form of Working Capital Statement” has the meaning set forth in Section 2.07(a).

“Fundamental Representations” has the meaning set forth in Section 9.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means:  (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Healthcare Information Laws” has the meaning set forth in Section 4.16(c).

“Healthcare Information Losses” has the meaning set forth in Section 9.04(c).

“Income Tax” means all federal, state and local income or profits Taxes, Taxes measured by income, profits or earned surplus, excise Taxes and other governmental charges arising from income, profits or other revenue similar in nature to any of the foregoing, including any interest, penalties or other additions to Tax that may become payable in respect thereof, imposed by any Governmental Authority.

“Indebtedness” means any of the following of Target:  (a) any indebtedness for borrowed money (including any obligation for principal, interest, premiums, penalties, fees, expenses and breakage costs), (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all interest expense accrued but unpaid on or relating to any such obligations described in clauses (a) and (b) above, (d) any obligations to pay the deferred purchase price of property or services, except trade accounts payable, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (f) unpaid fees, prepayment or redemption premiums or penalties or breakage costs associated with the repayment of the types of obligations described in clauses (a) through (e) above, and (g) all outstanding obligations of the types described in clauses (a) through (f) above of any Person, the payment for which Target is or may be responsible or liable, directly or indirectly, as obligor, guarantor or surety, including guarantees of such obligations; provided, however, that Indebtedness shall not include any accrued income Tax Liabilities.

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountants” has the meaning set forth in Section 2.07(d)(iii).

“Innovative” has the meaning set forth in Section 6.15.

“Insolvent” has the meaning set forth in Section 4.27.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world:  (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (b) interest domain names, whether or not trademarks. registered in any top-level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; (f) computer software (including all data and related documentation), including any rights or licenses therein or thereto; and (g) all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement relating to any of the foregoing and any other rights relating to any of the foregoing.

“Intellectual Property Assets” means all Intellectual Property that is owned by Target.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Target’s Affiliates, grant Target exclusive or non-exclusive rights or interests in or to any Intellectual Property.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Knowledge of each Member” or any other similar knowledge qualification means the actual knowledge of such Member or Members or any officer thereof, after due inquiry and reasonable investigation.

“Knowledge of Target or Target’s Knowledge” or any other similar knowledge qualification means the actual knowledge of David E. Lindsey, Michael R. Thompson, and Elizabeth Whitehead, in each case after due inquiry and reasonable investigation.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Li” means Wei Li.

“Li Agreement” means that certain Member Interest Purchase Agreement dated December 24, 2013 between Target and Li.

“Li Claims” means any and all Losses incurred by Purchaser or any of its Affiliates (including, following the Effective Time, the Surviving Corporation) as a result of any claim brought by or for the benefit of Li or any of his Affiliates in respect of Li’s status as former member of TeleMed or arising out of or relating to the Li Agreement, this Agreement, the TeleMed Merger Agreement, the Merger, the TeleMed Merger and the transactions contemplated hereby and thereby including, without limitation, (x) any of the foregoing arising from matters disclosed to Purchaser or its Affiliates or otherwise referenced in this Agreement, and whether any related claim arises before or after the Closing, (y) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured, and (z) all costs of investigation, defense, insurance claims processing, and insurance deductibles associated therewith.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lindenbrook” has the meaning set forth in the recitals.

“Lindenbrook Assignment Agreement” has the meaning set forth in the recitals.

“Lindenbrook Claims” means any and all Losses incurred by Purchaser or any of its Affiliates (including, following the Effective Time, the Surviving Corporation) as a result of any claim brought by or for the benefit of Lindenbrook, a Lindenbrook Owner or any of their respective Affiliates in respect of Lindenbrook’s status as former member of Target or arising out of or relating to the Lindenbrook Assignment Agreement, this Agreement, the Merger and the transactions contemplated hereby and thereby (including (i) any such matters relating to the exercise of any rights or remedies in connection with the exercise of dissenters’ rights, appraisal rights or any similar rights in connection with this Agreement or the Merger, and (ii) any such matters arising out of or related to the Target’s organizational documents), including, without limitation, (x) any of the foregoing arising from matters disclosed to Purchaser or its Affiliates or otherwise referenced in this Agreement, and whether any related claim arises before or after the Closing, (y) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured, and (z) all costs of investigation, defense, insurance claims processing, and insurance deductibles associated therewith.

“Lindenbrook Owners” has the meaning set forth in the recitals.

“Lindenbrook Payment Amount” has the meaning set forth in Section 2.05(b)(ii).

“Lindsey” has the meaning set forth in the preamble.

“Lindsey Employment Agreement” has the meaning set forth in Section 3.02(a)(xii).

“Losses” means losses, damages, Liabilities, deficiencies, diminution in value, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Change” means any event, occurrence, fact, condition or change that (i) has a material adverse effect on the Business, properties, assets, liabilities, results of operations or financial condition of the Target and TeleMed taken as a whole or (ii) prevents the

Target or TeleMed from consummating the Merger and the TeleMed Merger; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Change:

(1)           any change, event, occurrence or state of facts relating to the global, U.S. or regional economy; financial, credit or capital markets (including changes in interest or currency exchange rates and any suspension in trading in securities generally); political conditions in general; or the industry in which the Target or TeleMed operate, including changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity, except to the extent such changes or developments have a disproportionate impact on the Target and TeleMed, taken as a whole, relative to other industry participants;

(2)           any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of this Agreement or the TeleMed Merger Agreement or any of the transactions contemplated thereby, including member litigation or disruption or loss of customer business or supplier or employee relationships that is directly related to or directly arises out of or results from the announcement or pendency of this Agreement or the TeleMed Merger Agreement or any of the transactions contemplated thereby;

(3)           any changes or effects arising out of or resulting from actions taken or the failure to take actions by the Target, TeleMed or APN with Purchaser’s consent or in accordance with the request or instructions of Purchaser or as otherwise required to be taken by the Target, TeleMed or APN pursuant to the terms of this Agreement;

(4)           in and of itself, any failure to meet internal projections or forecasts of the Target, TeleMed or the Purchaser;

(5)           any legal proceedings made or brought by any of the current or former members of the Target or TeleMed (on their own behalf or on behalf of the Target or TeleMed) the Target or TeleMed arising out of the Merger or the TeleMed Merger or in connection with any other transactions contemplated by this Agreement or the TeleMed Merger Agreement;

(6)           changes in GAAP or applicable accounting requirements or principles (or the interpretation thereof) which occur or become effective after the date of this Agreement; and

(7)           any matters set forth in the Disclosure Schedules.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, conditions (financial or otherwise) or assets of the Target, (b) the aggregate value of the Target Units, (c) the aggregate value of the Target’s assets or properties or (d) the ability of the Target Parties to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Material Customer Contracts” has the meaning set forth in Section 4.08(a)(ix).

“Material Customers” has the meaning set forth in Section 4.13.

“Member” has the meaning set forth in the preamble.

“Member Indemnitees” has the meaning set forth in Section 9.03.

“Member Representative” has the meaning set forth in the preamble.

“Member Representative Holdback Amount” means the sum of $125,000, to be deposited to the account specified by Member Representative prior to the Closing.

“Member’s Fundamental Representations” has the meaning set forth in Section 9.01.

“Merger” has the meaning set forth in the recitals.

“Noncompetition Agreement” has the meaning set forth in Section 3.02(d).

“Nonqualified Deferred Compensation Plan” has the meaning set forth in Section 4.18(j).

“Open Source Materials” has the meaning set forth in Section 4.11.

“Participant” means any current or former director, manager, member, officer, employee or consultant of the Target or APN.

“Participating Percentage” means, with respect to each Member, the percentage set forth opposite such Member’s name on Section 1.1 of the Disclosure Schedules.

“Payoff Letters” has the meaning set forth in Section 2.07(b)(i)(D).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.09.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pooled Note Amount” has the meaning set forth in Section 9.12(a).

“Post-Closing Adjustment” has the meaning set forth in Section 2.07(c)(ii).

“Post-Closing Participating Percentage” means 100% with respect to Lindsey and 0% with respect to Thompson.

“Pre-Closing Statement” has the meaning set forth in Section 2.07(b)(i).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 9.02.

“Purchaser Note” means the Purchaser Note in the original principal amount of $3,500,000 made payable to the order of Lindsey to be executed and delivered at the Closing in the form of that attached hereto as Exhibit B.

“Purchaser’s Accountants” means Fox, Byrd and Company, P.C.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Release Agreement” has the meaning set forth in Section 3.02(d)(ii).

“Representative” means, with respect to any Person, any and all directors, managers, general partners, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.07(d)(ii).

“Review Period” has the meaning set forth in Section 2.07(d)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Statement of Objections” has the meaning set forth in Section 2.07(d)(ii).

“Straddle Period” has the meaning set forth in Section 6.09(a)(iii).

“Subordination Agreement” means the Subordination Agreement between Lindsey and Silicon Valley Bank, a California corporation, in the form attached hereto as Exhibit C.

“Subsidiary” with respect to any Person (the “Owner”), any corporation or other Person of which Equity Interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person are held by the Owner or one or more of its Subsidiaries.

“Surviving Corporation” means Purchaser, as the surviving corporation in the Merger.

“Target” has the meaning set forth in the preamble.

“Target Intellectual Property” has the meaning set forth in Section 4.11(a).

“Target Lease” has the meaning set forth in Section 6.15.

“Target Operating Agreement” has the meaning set forth in Section 4.01(e).

“Target Opinion” has the meaning set forth in Section 3.02(a)(iv).

“Target Ownership Interests” has the meaning set forth in Section 4.01(c).

“Target Party” and “Target Parties” have the meanings set forth in the preamble.

“Target Units” has the meaning set forth in the recitals.

“Target Working Capital” has the meaning set forth in Section 2.07(a).

“Target’s Accountants” means The Burns Firm.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“TeleMed” has the meaning set forth in the recitals.

“TeleMed Divestment” has the meaning set forth in Section 3.02(a)(xix).

“TeleMed Merger” has the meaning set forth in the recitals.

“TeleMed Merger Agreement” has the meaning set forth in the recitals.

“TeleMed Note Portion” has the meaning set forth in Section 9.12(a).

“Termination Date” has the meaning set forth in Section 8.01(c)(ii).

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Third Party Payments” has the meaning set forth in Section 9.04(e).

“Thompson” has the meaning set forth in the preamble.

“Transaction Documents” means this Agreement, the Purchaser Note, the Subordination Agreement, the Noncompetition Agreements, the Release Agreements and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means the sum of the following without duplication, all unpaid (whether or not accrued and whether or not disclosed) fees, costs, expenses (including attorneys’, accountants’, financial advisors’ or finders’ fees) or similar amounts that are owed or incurred on or prior to the Effective Time by Target in connection with the negotiation of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby.

“Union” has the meaning set forth in Section 4.19(b).

“Virtus Exclusivity Restriction” has the meaning set forth in Section 4.28.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” has the meaning set forth in Section 2.07(a).

ARTICLE II
TRANSACTIONS AND TERMS OF THE MERGER

Section 2.01         The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the DGCL and the FLLCA, Target shall be merged with and into Purchaser at the Effective Time.  From and after the Effective Time, the separate corporate existence of Target shall cease and Purchaser shall continue as the Surviving Corporation.  The Merger shall have the effects set forth in the DGCL, the FLLCA and this Agreement.  At the Closing, Target and Purchaser shall cause the Delaware Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, cause the Florida Certificate of Merger to be executed, acknowledged and filed with the Florida Department of State and make all other filings and recordings and take such other actions as required by the DGCL or the FLLCA in connection with the Merger.  The Merger shall be consummated by filing the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and by filing the Florida Certificate of Merger with the Florida Department of State, as is required by, and executed in accordance with, the relevant provisions of the DGCL and the FLLCA, respectively.

Section 2.02         Certificate of Incorporation and Bylaws.

(a)           The certificate of incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the certificate of incorporation of the Purchaser immediately prior to the Effective Time.

(b)           The bylaws of the Surviving Corporation immediately following the Effective Time shall be the same as the bylaws of Purchaser immediately prior to the Effective Time.

Section 2.03         Directors and Officers.

(a)           The directors of the Surviving Corporation immediately following the Effective Time shall be the same as the directors of Purchaser immediately prior to the Effective Time.

(b)           The officers of the Surviving Corporation immediately following the Effective Time shall be the same as the officers of Purchaser immediately prior to the Effective Time.

Section 2.04         Conversion of Interests.  On the terms and subject to the conditions of this Agreement, at the Effective Time (and after giving effect to the transactions contemplated by the Lindenbrook Assignment Agreement), by virtue of the Merger and without any action on the part of Target, Purchaser, or the Equity Interest owners of either of the foregoing, the Equity Interests of the constituent entities shall be converted as follows:

(a)           Target Unit.

(i)            Each Target Unit that is issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and converted into, and each Member shall become entitled to receive, without interest, an amount in cash equal to such Member’s Closing Payment Amount (payable in the manner provided in accordance with Section 2.05(b)(vii)) and the right to such Member’s applicable pro-rata portion (based upon such Member’s Post-Closing Participating Percentage) of (a) any positive Post-Closing Adjustment, (b) the AmeriDoc Note Portion and (c) the Member Representative Holdback Amount, in each case when and to the extent such amounts are distributed to Members pursuant to this Agreement.

(ii)           At Closing, Purchaser shall pay, or shall cause to be paid to each Member, the consideration payable in respect of such Target Units as provided in Section 2.05(b)(vii).

(b)           Purchaser Stock.  Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

Section 2.05         Merger Consideration.

(a)           Merger Consideration.  The aggregate merger consideration to be paid by Purchaser by reason of the Merger (the “Aggregate Merger Consideration”) shall be an amount in cash equal to the result of the following:

(i)            Sixteen Million Nine Hundred Ninety Thousand and 00/100 Dollars ($16,990,000);

(ii)           either (x) if the Final Closing Working Capital is greater than the target Working Capital, plus the amount equal to the Final Closing Working Capital minus the Target Working Capital, or (y) if the Final Closing Working Capital is less than the Target Working Capital, minus an amount equal to the Target Working Capital minus the Final Closing Working Capital;

(iii)          minus the Final Closing Accrued Tax Amount;

(iv)          minus the aggregate amount of Final Closing Indebtedness to the extent not included in Final Closing Working Capital or in the Final Closing Accrued Tax Amount; and

(v)           minus the aggregate amount of Closing Transaction Expenses to the extent not included in Final Closing Working Capital, in each case without duplication or double counting.

(b)           Payment and Deliveries at Closing.  Purchaser shall make, or cause to be made, the following payments and deliveries at Closing, with each payment to be made by wire transfer of immediately available funds pursuant to wire transfer instructions delivered to Purchaser prior to the Effective Time, unless otherwise designated by the payee thereof:

(i)            to the accounts of Persons to whom the Closing Indebtedness is owed (the “Debt Payoff Recipients”), an amount equal to the Closing Indebtedness owing to such Debt Payoff Recipients as set forth in the Payoff Letters or in the Lindenbrook Assignment Agreement, which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of Target with respect to any Closing Indebtedness;

(ii)           to Lindenbrook by wire transfer to an account designated by it of Two Million Seven Hundred Thirty-Nine Thousand Nine Hundred Ninety-Nine Dollars ($2,739,999) (the “Lindenbrook Payment Amount”), which amount shall reduce Lindsey’s Closing Payment Amount.

(iii)          To Couto by wire transfer to an account designated by him of Two Hundred Ninety-Seven Thousand Dollars ($297,000) (the “Couto Payment Amount”), which amount shall reduce Lindsey’s Closing Payment Amount.

(iv)          to the accounts of Persons to whom Closing Transaction Expenses are owed as designated in the Pre-Closing Statement, an amount equal to the Closing Transaction Expenses owing to such Persons:

(v)           to Lindsey, the executed Purchaser Note;

(vi)          to the Member Representative, by wire transfer of immediately available funds into an account designated by the Member Representative, the Member Representative Holdback Amount; and

(vii)         to each Member (or to such other Persons on behalf of such Member as are directed by such Member), with respect to such Member’s Target Units, an amount equal to each Member’s Closing Payment Amount, it being understood that Lindsey’s Closing Payment Amount has been reduced by the Lindenbrook Payment Amount and the Couto Payment Amount.

Section 2.06         No Further Rights.  From and after the Effective Time, no Target Units shall be deemed to be outstanding, and former holders of such Target Units shall cease to have any rights with respect thereto except as provided herein.

Section 2.07         Purchase Price Adjustment.

(a)           Working Capital Adjustments Generally.  The parties have contemplated that the Working Capital of Target as of the Effective Time (the “Closing Working Capital”) will be zero dollars ($0) (the “Target Working Capital”).  “Working Capital” means, as of any given date, Current Assets minus Current Liabilities, in each case, as of such date, calculated in accordance with GAAP and the Form of Working Capital Statement attached hereto as Exhibit D (the “Form of Working Capital Statement”) but does not include the Closing Accrued Tax Amount.

(b)           Delivery of Pre-Closing Statement.

(i)            Not less than two (2) Business Days prior to the Closing Date, Target shall have delivered to Purchaser a statement, which statement shall be in substantially the form of Section 2.07 of the Disclosure Schedules (the “Pre-Closing Statement”), attaching the following items and certifying as to Target’s good faith preparation and calculation of the following items:

(A)                               an unaudited estimated consolidated balance sheet of Target as of 11:59 P.M., Dallas, Texas time, on the Closing Date (the “Estimated Closing Balance Sheet”);

(B)                               an estimate of the Closing Working Capital based on the Estimated Closing Balance Sheet (the “Estimated Closing Working Capital”), together with such schedules and data with respect to the determination of the Estimated Closing Working Capital as may be appropriate to support such calculation of Estimated Closing Working Capital;

(C)                               an estimate of the Closing Accrued Tax Amount (the “Estimated Closing Accrued Tax Amount”), together with a list of each component item thereof, and such schedules and data with respect to the determination of the Estimated Closing Accrued Tax Amount as may be appropriate to support such calculation;

(D)                               a statement setting forth an estimate of each item of Closing Indebtedness (the “Estimated Closing Indebtedness”), together with such schedules and data with respect to the determination of the Estimated Closing Indebtedness as may be appropriate to support such calculation of Estimated Closing Indebtedness, along with pay off letters therefor which contain a release of Target and are reasonably satisfactory to Purchaser (“Payoff Letters”) and wire instructions for each Person to whom Closing Indebtedness is owed;

(E)                                a statement setting forth all Closing Transaction Expenses (together with invoices therefor and wire instructions), as derived from invoices provided by the Persons entitled to payment on account thereof; and

(c)           Post-Closing Adjustment.

(i)            Within 45 days after the Closing Date, Purchaser shall prepare and deliver to the Member Representative a statement, which statement shall be substantially in the form of Section 2.07 of the Disclosure Schedules (the “Closing Statement”), attaching the following items and certifying as to Purchaser’s good faith preparation and calculation of the following items:

(A)                               an unaudited consolidated balance sheet of Target as of 11:59 P.M., Dallas, Texas time, on the Closing Date (the “Closing Balance Sheet”);

(B)                               the Closing Working Capital based on the Closing Balance Sheet, together with a calculation of the variance between the Estimated Closing Working Capital and Closing Working Capital;

(C)                               the Closing Accrued Tax Amount (including each component item), together with a calculation of the variance between the Estimated Closing Accrued Tax Amount and the Closing Accrued Tax Amount;

(D)                               the Closing Indebtedness (including each component item), together with a calculation of the variance between the Estimated Closing Indebtedness and the Closing Indebtedness; and

(E)                                a calculation of the Post-Closing Adjustment.

(ii)           After each of the Closing Working Capital, Closing Accrued Tax Amount, and Closing Indebtedness has been finally determined in accordance with this Section 2.07 (the Closing Working Capital, Closing Accrued Tax Amount and Closing Indebtedness, in each case, as so finally determined being referred to herein as the “Final Closing Working Capital”, “Final Closing Accrued Tax Amount”, and “Final Closing Indebtedness”), the Aggregate Merger Consideration shall be, if necessary, further adjusted to reflect the Post-Closing Adjustment, as follows:  The “Final Post-Closing Adjustment Amount” shall be an amount equal to the Final Closing Working Capital, minus the Final Closing Accrued Tax Amount, and minus the Final Closing Indebtedness.  The “Estimated Post-Closing Adjustment Amount” shall be an amount equal the Estimated Closing Working Capital, minus the Estimated Closing Accrued Tax Amount, and minus the Estimated Closing Indebtedness.  If the Final Post-Closing Adjustment Amount is greater than the Estimated Post-Closing Adjustment Amount, Purchaser shall pay (or shall cause the Surviving Corporation to pay) to the Members (on a pro rata basis in accordance with their respective Post-Closing Participating Percentages) an amount equal to the absolute value of the difference between the Final Post-Closing Adjustment Amount and the Estimated Post-Closing Adjustment Amount (the “Post-Closing Adjustment”).  If the Final Post-Closing Adjustment Amount is less than the Estimated Post-Closing Adjustment Amount,

Purchaser shall be entitled to payment of an amount equal to the Post-Closing Adjustment in accordance with Section 2.07(d)(vi) below.

(d)           Examination and Review.

(i)            Examination.  After receipt of the Closing Statement, Member Representative shall have 30 days (the “Review Period”) to review the Closing Statement.  During the Review Period, Member Representative and Target’s Accountants shall have full access during normal business hours to the relevant books and records of the Surviving Corporation, the personnel of, and work papers prepared by, the Surviving Corporation and/or Purchaser’s Accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Surviving Corporation’s possession) relating to the Closing Statement as Member Representative may reasonably request for the purpose of reviewing the Closing Statement and preparing a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Surviving Corporation.

(ii)           Objection.  On or prior to the last day of the Review Period, Member Representative may object to the Closing Statement by delivering to Purchaser a written statement setting forth Member Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Member Representative’s disagreement therewith (the “Statement of Objections”).  If Member Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement, the Post-Closing Adjustment and the other calculations reflected in the Closing Statement shall be deemed to have been accepted by Member Representative.  If Member Representative delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Member Representative shall use commercially reasonable efforts to negotiate a resolution of such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment, the Closing Statement and the calculations reflected in the Closing Statement, with such changes as may have been previously agreed in writing by Purchaser and Member Representative, shall be final and binding.

(iii)          Resolution of Disputes.  If Member Representative and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an impartial firm of independent certified public accountants mutually selected by Purchaser and Member Representative, other than Target’s Accountants or Purchaser’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall (on the basis of the Closing Statement, Statement of Objections and this Agreement) resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Statement.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv)          Fees of the Independent Accountants.  Fees and expenses of the Independent Accountants shall be paid 50% by the Member Representative from the Member Representative Holdback Amount (or, if insufficient funds remain in the Member Representative Holdback Amount, by the Members on a pro rata basis in accordance with their respective Post-Closing Participating Percentages) and 50% by Purchaser within three (3) days following written notice by the Member Representative or the Surviving Corporation.

(v)           Determination by Independent Accountants.  The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the Purchaser and Member Representative shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement, Post-Closing Adjustment and/or the other calculations set forth in the Closing Statement shall be conclusive and binding upon the parties hereto.

(vi)          Payments of Post-Closing Adjustment.  Any payment of the Post-Closing Adjustment shall be due within the time periods set forth below after the calculations set forth in the Closing Statement become final and binding in accordance with clauses (ii)-(v) above.  Any amount payable to the Members in respect of their Target Units pursuant to Section 2.07(c)(ii) shall be paid to them (via wire transfer of immediately available funds, using the same payment instructions that were used in making payments to them pursuant to Section 2.05(b)(vii)) pro-rata pursuant to each Member’s respective Post-Closing Participating Percentage within five (5) Business Days after the calculations set forth in the Closing Statement become final and binding in accordance with clauses (ii)-(v) above.  Any amount due to Purchaser pursuant to Section 2.07(c)(ii), shall be paid automatically at such time as the calculations set forth in the Closing Statement become final and binding in accordance with clauses (i)-(v) above by an automatic offset to the outstanding principal balance of the Purchaser Note to the extent that there is still an outstanding principal balance pursuant to the terms of the Purchaser Note.  To the extent there is not a sufficient outstanding principal balance under the Purchaser Note, the deficiency shall be paid (within the five (5) Business Day period after the calculations set forth in the Closing Statement become final and binding in accordance with clauses (i)-(v) above) by the Members (on a pro rata basis in accordance with their Post-Closing Participating Percentages) by wire transfer of immediately available funds to such account as directed by the Purchaser.

(e)           Adjustments for Tax Purposes.  Any payments made pursuant to Section 2.07 shall be treated as an adjustment to the Aggregate Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 2.08         Third Party Consents.  To the extent that Target’s rights under any Contract, Permit or other asset do not inure to the benefit of the Surviving Corporation by way of the Merger without the consent of another Person which has not been obtained, then the Member Representative, at the Members’ expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible.  If any such consent shall not be obtained or if the Merger would impair the Surviving Corporation’s rights under the Contract, Permit or asset in question so that the Surviving Corporation would not in effect acquire the benefit of all such rights, the Member Representative, to the maximum extent permitted by Law, shall act after the Closing as the Surviving Corporation’s agent in order to obtain for the Surviving Corporation the benefits thereunder and shall, at the request of the Surviving Corporation, cooperate, to the maximum extent permitted by Law and the applicable Contract or Permit, with the Surviving Corporation in any other reasonable arrangement designed to provide such benefits to the Surviving Corporation.  Notwithstanding any provision in this Section 2.08 to the contrary, nothing will affect the liability, if any, of any Target Party pursuant to this Agreement for failing to disclose the need for, or for failing to obtain, such consent or approval.

ARTICLE III
CLOSING

Section 3.01         Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jackson Walker LLP, 901 Main Street, Suite 6000, Dallas, Texas  75202, at 10:00 a.m., Dallas, Texas time, upon the later of (i) May 2, 2014, (ii) or as soon as practicable (and in any event within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to the Merger set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is mutually agreed to in writing by Target and the Member Representative.  The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02         Closing Deliverables

(a)           At the Closing, Target shall deliver to Purchaser the following:

(i)            [intentionally deleted];

(ii)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Target certifying that attached thereto are true and complete copies of all resolutions adopted by the managers and Members of Target authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including approval by all of the Members of this Agreement, the Merger and the other transactions contemplated hereby), and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Target certifying the names and signatures of the officers of Target authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(iv)          an original legal opinion of Munsch Hardt Kopf & Harr PC and Carney Stanton PL as Florida counsel, covering the matters set forth on Exhibit E (the “Target Opinion”);

(v)           a good standing certificate (or its equivalent) for Target from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Target is organized and of each jurisdiction in which Target is qualified to do business as a foreign entity, in each case dated as of a date that is not more than ten (10) days prior to the Closing Date;

(vi)          such documentation or other evidence reasonably satisfactory to Purchaser that all of the Permits, consents, approvals, authorizations and clearances listed in Section 4.03 of the Disclosure Schedules and designated thereon as “Required Consents” have been obtained;

(vii)         such documentation or other evidence reasonably satisfactory to Purchaser that Target shall have taken all action reasonably required to cause the termination of all of the Contracts listed in Section 3.02(a)(vii) of the Disclosure Schedules;

(viii)        such documentation or other evidence reasonably satisfactory to Purchaser that Target shall have taken all action reasonably required to cause the termination of all of its Benefit Plans;

(ix)          resignation letters, duly executed, by each manager and officer of Target;

(x)           the TeleMed Merger Agreement duly executed by TeleMed, the Member Representative, Lindsey and Thompson, together with such evidence and other documentation reasonably satisfactory to Purchaser that the closing of the transactions contemplated by the TeleMed Merger Agreement (including the TeleMed Merger) shall occur concurrently with the Closing;

(xi)          the Lindenbrook Assignment Agreement duly executed by each party thereto;

(xii)         an Employment Agreement in the form attached hereto as Exhibit F (the “Lindsey Employment Agreement”), duly executed by Lindsey;

(xiii)        a release (in form and substance reasonably satisfactory to Purchaser) duly executed by each Broker, (i) acknowledging that all fees payable to such Broker due to the consummation of this Agreement have been paid and (ii) releasing Purchaser, the Surviving Corporation and Target from any claims in connection therewith;

(xiv)        such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement;

(xv)         evidence that prior to Closing, Target distributed one hundred percent (100%) of the issued and outstanding Equity Interests of APN (free and clear of any Encumbrances) to Lindsey and Thompson (collectively, the “APN Divestment”);

(xvi)        an agreement signed by Innovative in form and substance mutually satisfactory to Purchaser and Innovative related to the shared assets listed in Section 4.09(a) of the Disclosure Schedules and the shared contracts listed on Section 4.11(c) of the Disclosure Schedules;

(xvii)       evidence that AmeriDoc International Solutions, LLC has changed its name to a name not including “Ameridoc”;

(xviii)      an agreement signed by Lindenbrook in form and substance satisfactory to Purchaser pursuant to which Lindenbrook agrees to cooperate fully with the Surviving Corporation in responding to any investigation conducted by a Governmental Authority or Target or Surviving Corporation customer regarding compliance by Target or APN with Healthcare Information Laws prior to the Effective Time;

(xix)        evidence that prior to Closing, Target distributed one hundred percent (100%) of the membership interests in TeleMed owned by Target to Lindsey and Thompson (the “TeleMed Divestment”);

(xx)         the Subordination Agreement executed by Lindsey; and

(xxi)        the Purchaser Note executed by Lindsey.

(b)           At the Closing, Purchaser shall deliver to Target and the Member Representative, unless otherwise specified below, the following:

(i)            the Purchaser Note duly executed by Purchaser;

(ii)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(iv)          the TeleMed Merger Agreement duly executed by Purchaser;

(v)           the Lindsey Employment Agreement, duly executed by Purchaser;

(vi)          the two checks payable to Frost Insurance Agency as required by Sections 6.13 and 6.17; and

(vii)         the Subordination Agreement executed by Silicon Valley Bank and countersigned by Purchaser.

(c)           At the Closing, Purchaser shall make, or cause the Surviving Corporation to make, the payments described in Section 2.05(b).

(d)           At the Closing, each of the Members shall deliver to Purchaser:

(i)            A Noncompetition/Nonsolicitation Agreement in the form of Exhibit G attached hereto (the “Noncompetition Agreement”) duly executed by such Member; and

(ii)           A Release in the form of Exhibit H attached hereto (the “Release Agreement”) duly executed by such Member.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE TARGET

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Target represents and warrants to Purchaser that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing.

Section 4.01         Organization, Qualification and Capitalization of Target; APN.

(a)           Target is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida.  Target has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by it.  Section 4.01(a) of the Disclosure Schedules sets forth each jurisdiction in which Target is licensed or qualified to do business.  Except as specified in Section 4.01(a) of the Disclosure Schedules, Target is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing or qualification necessary.

(b)           Immediately prior to the Effective Time, the authorized Equity Interests of Target consist of one million (1,000,000) Target Units, of which one hundred (100) Target Units are issued and outstanding.  As of the Effective Time, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Target to issue, transfer or sell any Equity Interest in, the Target, (ii) contractual obligations of the Target to repurchase, redeem or otherwise acquire any Equity Interests of the Target, or (iii) voting trusts or similar agreements to which the Target is a party with respect to the voting of the Equity Interests of the Target.

(c)           Section 4.01(c) of the Disclosure Schedules contains a full, complete and accurate schedule of the registered and beneficial holders of all of the issued and outstanding Equity Interests of Target of as of the date of this Agreement and as of the Effective Time (after giving effect to the Transactions contemplated by the Lindenbrook Assignment Agreement) (the “Target Ownership Interests”).  The Target Ownership Interests have been duly authorized and validly issued and are fully paid and non-assessable.  Except for the Target Ownership Interests, there are no outstanding Equity Interests or other equity securities of Target, including (i) securities which are convertible into or exchangeable for any Equity Interests of Target, (ii) Contracts, arrangements, commitments or restrictions entered into by the Target relating to the issuance, sale, transfer, purchase or obtaining of Equity Interests of Target, or (iii) options, warrants, rights, calls or commitments of any character granted or issued by Target governing the issuance of its Equity Interests.  None of the Target Ownership Interests were issued in violation of the Securities Act or any other Law.  There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to Target.  Except as set forth in Section 4.01(c) of the Disclosure Schedules, there are no (i) voting trusts, proxies, or other Contracts entered into by the Target with respect to the voting of the Target Ownership Interests, or (ii) obligations of Target to repurchase, redeem or otherwise acquire any Target Ownership Interest or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the any other Person.

(d)           Except as set forth in Section 4.01(d) of the Disclosure Schedules, Target (i) does not have any Subsidiaries other than APN, (ii) does not own any Equity Interests in any other Person, including AmeriDoc International Solutions, LLC, (iii) does not provide medical services through any Person, or (iv) is not party to any services or similar agreement with any professional association or entity regarding telemedicine or telehealth services; provided that it is acknowledged that, prior to the APN Divestment Target and APN provide medical services through APN and the Engaged Professionals.

(e)           Attached as Section 4.01(e) of the Disclosure Schedules is a true and complete copy of the Second Amended & Restated Operating Agreement of Target dated March 29, 2012 (“Target Operating Agreement”), which is in full force and effect as of the date hereof and the Closing.

(f)            At all times prior to the APN Divestment (i) one hundred percent (100%) of the issued and outstanding Equity Interests in APN were owned by Target, free and clear of any Encumbrances, and (ii) the sole business conducted by APN was to contract with the Engaged Professionals who would provide telehealth and/or telemedicine services to the Target’s members, and to perform APN’s respective obligations under such contracts to such Engaged Professionals, Target and Target’s members.

(g)           As of the date of this Agreement (but not as of the Effective Time) Lindenbrook is the sole record owner of good and marketable to the respective Target Ownership Interests set forth on Section 4.01(c) of the Disclosure Schedules, set forth opposite its name.  As of the date of this Agreement, there are no voting trusts, proxies or similar agreements to which Target is a party with respect to the voting of the Lindenbrook Equity Interests in the Target or Contracts, arrangements, commitments, options, warrants, calls, rights or restrictions entered into by the Target with respect to the Lindenbrook Equity Interest in Target relating to the sale, transfer, purchase or redemption of such Equity Interest except the Target Operating Agreement and the Lindenbrook Assignment Agreement.  Except as set forth in the Lindenbrook Assignment Agreement and the Target Operating Agreement, Target has not granted to any Person any right of first refusal, preemptive right, subscription right or similar right with respect to Lindenbrook’s Equity Interests in Target.

Section 4.02         Authority.  Target has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Target is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Target of this Agreement and any other Transaction Document to which Target is a party, the performance by Target of its obligations hereunder and thereunder and the consummation by Target of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Target.  This Agreement has been duly executed and delivered by Target, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Target enforceable against Target in accordance with its terms.  When each other Transaction Document to which Target is or will be a party has been duly executed and delivered by Target (assuming due authorization, execution and delivery by Purchaser), such Transaction Document will constitute a legal and binding obligation of Target enforceable against it in accordance with its terms.

Section 4.03         No Violation or Breach; Consents.  The execution, delivery and performance by Target of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) result in a violation or breach of, or default under, any provision of the certificate of formation, company agreement or other organizational documents of Target or any resolution adopted by the governing body or owners of Target; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Target, the Target Units or Target’s business or assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Target is a party or by which Target or Target’s business is bound or to which any of its assets are subject (including any Material Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on Target’s assets or the Target Units.  Other than the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Florida Certificate of Merger with the Florida Department of State, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Target in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04         Financial Statements.  Complete copies of the audited financial statements of Target consisting of the balance sheet as of December 31 in each of the years 2012 and 2013 and the related statements of income and retained earnings, Members’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements of Target consisting of the balance sheet as of March 31, 2014 and the related statements of income and retained earnings, Members’ equity and cash flow for the three (3) month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in Section 4.04 of the Disclosure Schedules.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements).  The Financial Statements are based on the books and records of Target, and fairly and accurately present the financial condition of Target as of the respective dates they were prepared and the results of the operations of Target for the periods indicated.  The balance sheet of Target as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Target as of March 31, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 4.05         Books and Records.  The books of account and other financial records of Target, all of which have been made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Law, including the maintenance of a commercially reasonable system of internal controls.

Section 4.06         Undisclosed Liabilities.  Target has no Liabilities, except those which (a) are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) are not required by GAAP to be reflected or reserved on the Balance Sheet, and (c) have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.07         Absence of Certain Changes, Events and Conditions.  Except as set forth in Section 4.07 of the Disclosure Schedules, since the Balance Sheet Date, there has not been any of the following with respect to Target or APN:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           change in the authorized or issued Equity Interests of Target;

(c)           amendment to the governing documents of Target;

(d)           declaration or payment of any distributions on or in respect of any of Target Ownership Interests or redemption, purchase or acquisition of any Target Ownership Interests;

(e)           material change in any method of accounting or accounting practice for Target, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(f)            material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g)           entry into any Contract that would constitute a Material Contract;

(h)           incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)            transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet, except for sales of inventory in the ordinary course of business;

(j)            cancellation of any debts or claims or amendment, termination or waiver of any rights;

(k)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Target Intellectual Property, Intellectual Property Assets or Intellectual Property Licenses other than non-exclusive licenses granted in the ordinary course of business;

(l)            material damage, destruction or loss, or any material interruption in use, of any Target’s assets whether or not covered by insurance;

(m)          acceleration, termination, material modification to or cancellation of any Material Contract or Permit;

(n)           material capital expenditures;

(o)           imposition of any Encumbrance upon any of the Target Ownership Interests or the assets of Target;

(p)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the annual wages exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor;

(q)           adoption, modification or termination of any:  (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r)            any loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees;

(s)            adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t)            purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000 individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of supplies in the ordinary course of business consistent with past practice; or

(u)           any Contract to do any of the foregoing, or any action or omission that would or would reasonably be expected to result in any of the foregoing.

Section 4.08         Material Contracts.

(a)           Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Target Ownership Interests are bound or affected or (y) to which Target is a party or by which it is bound (such Contracts, together with all Leases listed or otherwise disclosed in Section 4.10(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 4.11(c) and Section 4.11(e) of the Disclosure Schedules, being “Material Contracts”):

(i)            all Contracts involving aggregate consideration in excess of $25,000 on an annual basis;

(ii)           all Contracts (including employment agreements) which cannot be cancelled without a penalty or without more than 60 days’ notice;

(iii)          all Contracts that require Target to purchase or sell a stated portion of the requirements or outputs or that contain “take or pay” provisions;

(iv)          all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person;

(v)           all Contracts that relate to the acquisition or disposition of any business, a material amount of Equity Interests or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) other than previous term sheets regarding sales of Target Units that were terminated;

(vi)          all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vii)         except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) exceeding $5,000 individually or $15,000 in the aggregate;

(viii)        all Contracts with any Governmental Authority;

(ix)          all Contracts with customers, insurers, employers, managed care entities, payors or other purchasers of services from Target from which Target derives at least $35,000 in annual revenues (the “Material Customer Contracts”);

(x)           all Contracts that limit or purport to limit the ability of Target to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)          all joint venture, partnership or similar Contracts;

(xii)         all Contracts for the sale of any of the Target Ownership Interests or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Target Ownership Interests;

(xiii)        all powers of attorney with respect to the Target or any of the Target Ownership Interests;

(xiv)        all collective bargaining agreements or Contracts with any Union;

(xv)         all Contracts under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(xvi)        all Contracts with physicians and healthcare providers, or otherwise involving the provision of medical services; and

(xvii)       all Contracts that include notice requirements related to a breach or potential breach of Healthcare Information Laws.

(b)           Each Material Contract is valid and binding on Target, and to the Knowledge of Target, to the each other party thereto in accordance with its terms and is in full force and effect. Except as set forth in Section 4.08(b) of the Disclosure Schedule, Target has duly performed in all material respects its obligations under each Material Contract to which it is a party (to the extent that such obligations to perform have accrued).  Neither Target, nor to the Knowledge of Target, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract.  To the Knowledge of Target, no counterparty to any Material Contract intends to terminate such Material Contract prior to the scheduled expiration of term of such Material Contract, decline renewal following the current term of such Material Contract or to materially alter the terms on which business is conducted under such Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would or would reasonably be expected to constitute an event of default by Target under any Material Contract or result in a termination thereof or would or would reasonably be expected to cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser.  Except as set forth in Section 4.08(b) of the Disclosure Schedules, there are no disputes pending or, to the Knowledge of Target, threatened under any Material Contract or any other Contract to which Target is a party or by which its assets or the Target Ownership Interests are bound.

(c)           Section 4.08(c) of the Disclosure Schedules sets forth all contracts to which APN was a party or by which its assets or business were bound immediately prior to the occurrence of the APN Divestment.

(d)           Except as set forth in Section 4.08(d) of the Disclosure Schedules, Target is not a party to any Contract with Health Tech International Solutions, LLC f/k/a AmeriDoc International Solutions, LLC.

Section 4.09         Title to Assets; Condition and Sufficiency.

(a)           Except as set forth in Section 4.09(a) of the Disclosure Schedules, Target has good, marketable and valid title to, or a valid leasehold interest in, all of the assets used thereby in connection with its business or otherwise purported to be owned or leased thereby.  All such assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)            liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet and the Interim Balance Sheet;

(ii)           mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to Target and for which there are adequate accruals or reserves on the Balance Sheet and the Interim Balance Sheet; and

(iii)          workers or unemployment compensation liens arising in the ordinary course of business, which are not delinquent or past due.

(b)           The furniture, fixture, machinery, equipment, vehicles and other items of tangible personal property used by the Target in connection with its business is in good operating condition and repair, are free from latent and patent defects, conform to all Laws and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and except for such assets which have a zero value on the Target’s Interim Balance Sheet.  All tangible personal property used in connection with Target’s business is in the possession of the Target.  The assets owned or leased by the Target are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted except for the assets set forth in Section 4.01(f) of the Disclosure Schedules.

Section 4.10         Real Property.

(a)           Target does not own, or have an ownership interest in, nor has Target or APN ever owned, any real property.

(b)           Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Target and used in or necessary for the conduct of its business as currently conducted (together with all rights, title and interest of Target in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property (collectively, the “Leases”).  Target has delivered to Purchaser a true and complete copy of each Lease.  With respect to each Lease:

(i)            such Lease is valid, binding, enforceable and in full force and effect, and Target enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)           Target is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Target has paid all rent due and payable under such Lease;

(iii)          Target has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Target under any of the Leases and, to the Knowledge of Target, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)          Except as set forth on Section 4.10(b)(iv) of the Disclosure Schedules, Target has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)           Target has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)           Target has not received any notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated.  No material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

Section 4.11         Intellectual Property.

(a)           The term “Target Intellectual Property” means all of the Intellectual Property material to the operation of Target’s business as it is currently conducted, and as contemplated to be conducted, including (i) all Intellectual Property Registrations and (ii) all Intellectual Property Assets that are not registered but that are material to the operation of Target’s business, all of which Intellectual Property Registrations and Intellectual Property Assets are listed on Section 4.11(a) of the Disclosure Schedules.  All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.  Target has provided Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)           Target owns all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances.  Without limiting the generality of the foregoing, Target has entered into binding, valid and enforceable written agreements with every current and former employee and independent contractor who contributed to or otherwise worked on the creation of any Intellectual Property Assets, whereby such employees and independent contractors (i) irrevocably assign to Target, any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Target, as applicable, exclusive ownership of all Intellectual Property Assets.  Target has provided Purchaser with true and complete copies of all such agreements.  Target is in material compliance with all legal requirements applicable to the Intellectual Property Assets and the ownership and use thereof.  With respect to each of the Intellectual Property Assets, except as specified in Section 4.11(b) of the Disclosure Schedules, (i) each Intellectual Property Asset is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (ii) no Action is pending or, to the Knowledge of Target, is threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property Assets; (iii) Target has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property Assets; and (iv) no loss or expiration of the Intellectual Property Assets is pending or, to the Knowledge of Target, threatened, except for patents or trademarks expiring at the end of their statutory terms or domain registrations expiring at the end of their contractual terms.

(c)           Section 4.11(c) of the Disclosure Schedules lists all material Intellectual Property Licenses and the third party that owns the Intellectual Property subject to such Intellectual Property Licenses.  Target has provided Purchaser with true and complete copies of all such material Intellectual Property Licenses.  All such material Intellectual Property Licenses are valid, binding and enforceable between Target, and the other parties thereto, and Target, and to the Knowledge of Target, such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.  Target has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices owned or leased thereby or that have otherwise been provided to their employees for their use in connection their employment.

(d)           The Intellectual Property as currently or formerly owned, licensed or used by Target, and the conduct of their respective businesses as currently and formerly conducted by Target and APN have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person.  Target has not received any communication, and no Action has been instituted, settled or, to the Knowledge of Target, threatened that alleges any such infringement, violation or misappropriation, and none of the Target Intellectual Property is subject to any outstanding Governmental Order.

(e)           Section 4.11(e) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Target grants rights or authority to any Person with respect to any Target Intellectual Property.  Target has provided Purchaser with true and complete copies of all such agreements.  All such agreements are valid, binding and enforceable between Target, and the other parties thereto, and Target, and, to the Knowledge of Target, such other parties are in full compliance with the terms and conditions of such agreements.  To the Knowledge of Target, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

(f)            Target has taken all necessary action to maintain and protect all of the Intellectual Property Assets so as not to adversely affect the validity or enforceability thereof in any material respect.

(g)           Target does not use any inventions of any of their employees made prior to their employment by Target.  Each employee has assigned to Target all Intellectual Property rights, if any, he or she developed while employed by Target.

(h)                                 Section 4.11(h) of the Disclosure Schedules contains an accurate and complete list of all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) (“Open Source Materials”) included by Target in any of Target’s software, including Target’s software in which such Open Source Materials are used and including whether (and, if so, how) the Open Source Materials were modified and/or distributed by Target.  Target has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any of Target’s software, or (ii) distributed Open Source Materials in conjunction with any of Target’s software in the case of (i) or (ii) in such a manner as to create obligations for Target with respect to the Target Intellectual Property except for required copyright documents or grant or purport to grant, to any third party, any right or immunity with respect to any Target Intellectual Property (including any requirement that other software that is Target Intellectual Property and is incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge).

(i)                                     Target’s owned and licensed software and the related computer hardware used in connection with its business is adequate in all material respects, when taken together with its other assets, to run its business in the same manner (after taking into account the divestment of APN) as such business is now conducted.

(j)                                    Target and APN complied in all material respects with all privacy regulations as mandated by Law and/or as required by third parties, as well as all privacy regulations set forth within the Target’s or APN’s privacy policies and websites.

(k)                                 Target has taken reasonable and appropriate steps to protect and preserve the confidentiality of the trade secrets that comprise any part of the Target Intellectual Property, and to the Knowledge of Target, there have not occurred any unauthorized uses, disclosures or infringements of any such trade secrets by any Person.  All use and disclosure by Target of trade secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful.  Without limiting the foregoing, Target has a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in Target’s standard form previously provided to Purchaser.  Target has taken reasonable steps to enforce such policy consistent with standard industry practices.

(l)                                     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) Target granting to any third party other than Purchaser any rights or licenses to any Intellectual Property or Intellectual Property rights, (ii) any right of termination or cancellation under any Intellectual Property agreement, or (iii) the imposition of any Encumbrance on any Target Intellectual Property.

(m)                             To the Knowledge of Target, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Intellectual Property Asset.  To the Knowledge of Target, no employee of Target who was involved in, or who contributed to, the creation or development of any Intellectual Property Assets, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee was also performing services for Target.

Section 4.12                            Accounts Receivable and Accounts Payable.

(a)                                 The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof and on or before the Closing (a) have arisen from bona fide transactions entered into by Target involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Target not subject to Encumbrances or claims of set-off or other defenses or counterclaims; and (c) subject a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, subject to a reserve for bad debts shown on the accounting records of Target delivered to Purchaser prior to the Closing, are collectible in full, without any set-off, within 120 days after the later of the billing date or the date the services were provided.  The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of Target have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.  Section 4.12(a) of the Disclosure Schedules sets forth a complete and accurate list of all Accounts Receivable as of the Interim Balance Sheet Date, including the aging of each Account Receivable.  No account debtor with respect to any of such Accounts Receivable is a Governmental Authority (including any Federal healthcare program).  The Target has not received notice of the bankruptcy or insolvency of the account debtor of any Accounts Receivable.  None of such Accounts Receivable is evidenced by a judgment or chattel paper.

(b)                                 All accounts payable reflected on the Interim Balance Sheet or arising thereafter and on or before the Closing are the result of bona fide transactions in the ordinary course of business and have been paid, are not yet due or payable or are otherwise subject to good faith dispute by Target and described on Section 4.12(b) of the Disclosure Schedules.  Since the Balance Sheet Date, neither Target has altered in any material respects their practices for the payment of such accounts payable.

Section 4.13                            Customers and Suppliers.

(a)                                 Section 4.13(a) of the Disclosure Schedules sets forth with respect to Target (i) each customer (including without limitation any insurer, managed care entity, payor, employer, or other provider) who has accounted for aggregate gross revenue of Target in an amount greater than or equal to $10,000 during the twenty four (24) months ended February 28, 2014 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.  Except as specified in Section 4.13(a) of the Disclosure Schedules, Target has not received any notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of Target, or to otherwise terminate or materially reduce its relationship with Target.  Each Material Customer has transacted business with Target and otherwise acted substantially in accordance with the terms of its Contract consistent with the established course of conduct over the last twenty four (24) months.  Except as specified in Section 4.13(a) of the Disclosure Schedules, since

February 28, 2013, no Material Customer has sought a material reduction in the prices it currently pays for services of Target, the level or scope of services it receives from Target or any other material modification of any payment term or other material term applicable to its purchases of services from Target or APN.

(b)                                 Section 4.13(b) of the Disclosure Schedules sets forth with respect to Target and APN (i) each supplier or vendor to whom Target and APN paid aggregate consideration for goods or services rendered in an amount greater than or equal to $10,000 during the twenty-four (24) months ended February 28, 2014 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  Except as specified in Section 4.13(b) of the Disclosure Schedules, no Target Party has received any notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to Target or APN, or to otherwise terminate or materially reduce its relationship with Target or APN.  Each Material Supplier has transacted business with Target and APN and otherwise acted substantially in accordance with the terms of its Contract consistent with the established course of conduct over the last twenty-four (24) months.  Except as specified in Section 4.13(b) of the Disclosure Schedules, since February 28, 2013, no Material Supplier has sought a material increase in the prices it currently charges for services or products it provides to Target or APN, the level or scope of products or services it provides to Target or APN or any other material modification of any payment term or other material term applicable to its sales of products or services to Target or APN.

Section 4.14                            Insurance.  Section 4.14 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, medical malpractice, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty, property and other insurance maintained by Target or APN (collectively, the “Insurance Policies”); (b) each Insurance Policy’s applicable deductibles, coverage limits and whether or not such Insurance Policy provides coverage on an occurrence basis; and (c) a list of all pending claims and the claims history for Target and APN for the past five (5) years.  To the Knowledge of Target, there are no grounds to believe that Target will not be able to renew such insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.  There are no claims related to Target or APN pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Target has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies, that has not been cured or withdrawn.  All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued.  All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who have an A.M. Best rating of at least A+; and (c) have not been subject to any lapse in coverage.  Neither Target nor APN is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  Neither Target nor APN has reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Target’s business and are sufficient for compliance with all applicable Laws and Contracts to which Target is a party or by which it is bound.  True and complete copies of the Insurance Policies have been made available to Purchaser.

Section 4.15                            Legal Proceedings; Governmental Orders.

(a)                                 Except as specified in Section 4.15(a) of the Disclosure Schedules, there is not currently, nor within the last three (3) years have there been, any Actions pending or, to the Knowledge of Target, threatened (a) against, related to or involving Target, APN, or their respective businesses, or any officer, director, employee or agent of Target or APN relating to Target, APN or their respective businesses, or the Target Ownership Interests; (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Transaction Documents; or (c) that would otherwise reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Target, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.  There is no Action pending by Target or APN, or which Target or, to the Knowledge of Target, APN, intends to initiate.

(b)                                 Except as specified in Section 4.15(a) of the Disclosure Schedules, there are no outstanding or, to the Knowledge of Target, threatened Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Target, APN, or their respective businesses or any officer, director, employee or agent of Target or APN, or the Target Ownership Interests.

Section 4.16                            Compliance with Laws; Permits.

(a)                                 Except as specified in Section 4.16(a) of the Disclosure Schedules, each of Target, APN and their respective businesses has been operated at all times since its inception, and currently is, in compliance in all material respects with all Laws or other rules or regulations of any Governmental Authority applicable to Target, APN, their respective businesses or the Target Ownership Interests, or by which any property, business or asset of Target or APN is bound or affected, relating to the operation of its business as heretofore conducted, including without limitation:  (i) Laws or other rules or regulations of any Governmental Authority governing any federal health care program, including without limitation the Medicare and Medicaid programs and Law relating to health care fraud and abuse and referrals, including, without limitation:  (A) the Anti-Kickback Law, 42 U.S.C. § 1320a 7b, 42 C.F.R. § 1001.952, (B) the Civil Monetary Penalties Law, 42 U.S.C. § 1320a 7a, (C) the physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., (D) the False Claims Act, 31 U.S.C. § 3729 et seq., (E) the CHAMPUS statute (10 U.S.C. § 1071 et seq.), (F) the False Statement Accountability Act (18 U.S.C. § 1001), and (G) the Program Fraud Civil Penalties Act (31 U.S.C. § 3810 et seq.); (ii) state Laws or other rules or regulations relating to health care fraud and abuse and referrals; (iii) state Laws or other rules or regulations relating to Medicaid or any other state health care or health insurance programs; (iv) state Laws or other rules or regulations (including those rules and regulations followed by state boards of medicine) relating to the unlawful practice of medicine by physicians or corporations, aiding or abetting the unlicensed practice of medicine, unprofessional conduct, false, deceptive or misleading advertising, filling prescriptions or providing medical care across state lines, fee-splitting, or the payment of referral fees; (v) federal or state Laws or other rules or regulations relating to the manner of handling, processing, and timely paying claims for payment for health care items or services; and (vi) other federal or state Laws or other rules or regulations relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing or payment for such items or services.

(b)                                 Since its inception, neither Target, APN nor any director, officer, employee or agent thereof, with respect to actions taken on behalf of Target or APN, or to the Knowledge of the Target, any physician employed by or under contract with Target or APN (an “Engaged Professional”) with respect to actions taken on behalf of Target or APN (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act (42 U.S.C. § 1320a 7a) or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense or has engaged in any act or conduct that would be a grounds for mandatory or permissive exclusion from participation in any federal health care program under Section 1128 of the Social Security Act (42 U.S.C. § 1320a 7), or (iv) is a party to or subject to any Action concerning any of the matters described above in clauses (i) through (iii).

(c)                                  Target, APN, their respective businesses and each Engaged Professional, is in material compliance, to the extent applicable, with the terms and provisions of all Laws or other rules or regulations of any Governmental Authority relating to patient or individual healthcare information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, as amended, and any rules or regulations promulgated thereunder and similar state Laws (collectively, the “Healthcare Information Laws”).  Except as specified in Section 4.16(c) of the Disclosure Schedules, Target and APN have (i) undertaken all surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all privacy, security and other areas reasonably required for compliance under all Healthcare Information Laws to the extent applicable to Target’s and APN’s operations as heretofore conducted, and (ii) taken all steps reasonably necessary to be in compliance with all Healthcare Information Laws to the extent applicable to Target’s and APN’s operations as heretofore conducted.  At April 23, 2014, approximately 1,950,000 persons were registered and eligible for services provided by Target and during the three months ended March 31, 2014, the number of consults by such persons with Engaged Professionals was approximately 2,000 for informational consults and 13,100 for diagnostic consults.

(d)                                 All Permits required for Target, APN, and each Engaged Professional to conduct their respective businesses as currently conducted or for the ownership and use of their respective assets have been obtained by Target, APN and each Engaged Professional and are valid and in full force and effect.  Each of Target, APN and each Engaged Professional is in material compliance with all such Permits, and there are no provisions in, or Contracts relating to, any such Permits which preclude or restrict Target or APN from operating their respective businesses as they are currently operated.  All fees and charges with respect to such Permits as of the date hereof and as of the Closing Date have been paid in full.  Section 4.16(d) of the Disclosure Schedules lists all current Permits issued to Target or APN, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit required to be set forth in Section 4.16(d) of the Disclosure Schedules.

(e)                                  None of Target, APN, nor any Engaged Professional acting on their behalf has performed services for, nor received payment for services from, any Governmental Authority (including any federal healthcare program).

Section 4.17                            Environmental Matters.

(a)                                 The operations of Target, APN and their respective businesses are currently and have at all times been in compliance with all Environmental Laws.  Target has not received from any Person, with respect to Target, APN or their respective businesses, any:  (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)                                 There has been no Release of Hazardous Materials by Target, APN, their Affiliates or any of their respective Representatives in contravention of Environmental Law with respect to the business of Target or APN on any real property currently or formerly owned, leased or operated by Target or APN, and Target has not received an Environmental Notice that any of the business of Target or APN or real property currently or formerly owned, leased or operated by Target or APN (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Target or APN.

(c)                                  Neither Target nor APN has retained or assumed, by Contract or operation of Law, any Liabilities or obligations of third parties under Environmental Law.

Section 4.18                            Employee Benefit Matters.

(a)                                 Section 4.18(a) of the Disclosure Schedules sets forth a correct and complete list of all Benefit Plans and Benefit Agreements.

(b)                                 Neither the Target nor APN nor any ERISA Affiliate of either of them has at any time contributed to or has any obligation to contribute to, or has any Liability with respect to (i) any “multiemployer plan,” as that term is defined in Section 4001 of ERISA; (ii) any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code; (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) any Benefit Plan that is or is intended to be qualified under Section 401(a), 408(a) or 408(b) of the Code or any trust that is related to a Benefit Plan and intended to be Tax exempt under Section 501(a) of the Code.  Each Benefit Plan has been administered, in all material respects, in accordance with its terms.  The Target, APN and all the Benefit Plans are all in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions, except where such failure to comply will not result in a Material Adverse Effect.  With respect to each Benefit Plan and Benefit Agreement, the Target and APN have provided to Participants all material communications or disclosures required by Law or by the terms of such Benefit Plan or Benefit Agreement, except where such failure to comply will not result in a Material Adverse Effect.

(c)                                  Except as may be required by applicable Law, or as contemplated under this Agreement, neither the Target nor APN has announced any plan or commitment to create any additional Benefit Plans which are intended to cover employees or former employees of the Target or APN or to amend or modify any existing Benefit Plan which covers or has covered employees or former employees of the Target or APN, or to create, amend or modify any Benefit Agreement.

(d)                                 To the extent applicable, correct and complete copies of the following have been delivered or made available to Purchaser by the Target:  (i) all Benefit Plans and Benefit Agreements (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan and any Benefit Agreement not in writing; (iii) all related trust documents; (iv) all insurance Contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service, if any; and (vii) the most recent summary plan description and any summary of material modification thereto.

(e)                                  To the Knowledge of the Target, there are (i) no investigations, examinations, audits or proceedings by any Governmental Authority with respect to or involving any Benefit Plan or any fiduciary thereof, and, (ii) not any facts that would reasonably be expected to give rise to any such investigation, examination, audit or proceeding.  There are no Actions, claims, suits or proceeding against or involving any Benefit Plan or Benefit Agreement or asserting any rights or claims to benefits under any Benefit Plan or Benefit Agreement (except claims for benefits payable in the normal operation of the Benefit Plan or Benefit Agreement), and, to the Knowledge of the Target, there are not any facts that would reasonably be expected to give rise to any such Action, claim, suit or proceeding.

(f)                                   With respect to each Benefit Plan, (i) (A) there has not occurred prior to the date hereof any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject the Target or APN or any of their respective employees to any material liability and (B) following the date hereof and prior to the Effective Time, there will not occur any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject Purchaser of the Surviving Corporation or any of their respective employees to any Liabilities and (ii) neither the Target nor APN nor any of their directors, employees or agents has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Target or APN or any of their respective employees to liability for breach of fiduciary duty under ERISA or any other applicable Law.

(g)                                  Section 4.18(g) of the Disclosure Schedules discloses whether each Benefit Plan and each Benefit Agreement that is an employee welfare benefit plan is (i) unfunded or self-insured, (ii) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism, or (iii) insured.

(h)                                 None of the execution and delivery of this Agreement nor the Transaction Documents, the obtaining of the approval of the Members or the consummation of the Merger or any other transaction contemplated hereby or thereby (whether alone or as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, (i) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Benefit Agreement, or (iii) prohibit any Benefit Plan or Benefit Agreement from being amended or terminated.

(i)                                     The Target and APN have correctly classified each individual who performs services for the Target or APN as a common law employee, an independent contractor, or a leased employee, as applicable, in accordance with the provisions of each Benefit Plan, and in accordance with ERISA, the Code, and other applicable Laws.

(j)                                    Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code was, as of January 1, 2005, in good faith compliance with Section 409A of the Code and the then applicable guidance issued by the Internal Revenue Service thereunder (together, the “409A Authorities”).  Since December 31, 2008, each Nonqualified Deferred Compensation Plan has remained in documentary and operational compliance with the 409A Authorities.  No Participant is entitled to any gross-up, make-whole or other additional payment from the Target or APN in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Sections 280G and 409A of the Code)) or interest or penalty related thereto.

(k)                                 Other than payments or benefits that may be made to the Persons listed in Section 4.18(l) of the Disclosure Schedules, no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement or the Transaction Documents, the obtaining of the approval of the Members or the consummation of the Merger or any other transaction contemplated hereby or thereby (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) by or for the benefit of any Person who is a “disqualified individual” (as defined in Treasury Regulations Section 1.280G-1) with respect to the Target under any Benefit Plan, Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(l)                                     With respect to each Benefit Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA), all premiums or other payments for all periods ending on or before the Effective Time have been paid or accrued in accordance with GAAP.

Section 4.19                            Employment Matters.

(a)                                 Section 4.19(a) of the Disclosure Schedules contains a list of all Persons who are currently employees, independent contractors or consultants of Target (including all Engaged Professionals currently engaged or employed by Target), and sets forth for each such individual the following:  (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits currently provided to each such individual.  Except as set forth on Section 4.19(a) of the Disclosure Schedules, Target is not a party to any employee agreement, independent contractor agreement or other Contract with any employee or independent contractor.  As of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of Target (including all Engaged Professionals, if any) for services performed on or prior to the date hereof have been paid in full, and as of the Closing Date, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of Target (including all Engaged Professionals, if any) for services performed on or prior to the Closing Date will have been paid in full.

(b)                                 Target is not, or has ever been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not now, nor have there ever been, any Union representing or purporting to represent any employee of Target, and, to the Knowledge of Target, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  Except as set forth in Section 4.19(b) of the Disclosure Schedules, there is not, nor has there ever been, any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Target or any employees, independent contractors or consultants of Target (including any Engaged Professionals, if any).

(c)                                  Each of Target and APN is and has been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  All employees of Target or APN classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.  There are no Actions against Target or APN pending, or to the Knowledge of Target, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Target or APN, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)                                 Target has complied in all respects with the WARN Act.

Section 4.20                            Taxes.  Except as set forth in Section 4.20 of the Disclosure Schedules:

(a)                                 All Tax Returns required to be filed by Target or APN prior to Closing for any Pre-Closing Tax Period have been timely filed.  Such Tax Returns are true, complete and correct in all material respects.  All Taxes due and owing by Target or APN prior to Closing (whether or not shown on any Tax Return) have been timely paid.

(b)                                 Target and APN have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, Member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)                                  Target and APN have delivered or made available to Purchaser (i) complete and correct copies of all Tax Returns of Target and APN relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Target or APN relating to Taxes for any taxable period for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Authority relating to Tax incentives of the Target or APN.

(d)                                 No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Target or APN.

(e)                                  All deficiencies asserted, or assessments made, against Target or APN as a result of any examinations by any taxing authority have been fully paid.

(f)                                   Neither Target nor APN is a party to any Action by any taxing authority.  There are no pending or, to the Knowledge of Target, threatened Actions by any taxing authority against or involving Target, APN, their respective businesses or the Target Ownership Interests.

(g)                                  Neither Target nor APN is (or within the past three (3) calendar years has been) a party to any engagement relating to the sharing of Tax benefits or Liabilities.

(h)                                 Neither Target nor APN has been informed by any jurisdiction that such entity has not filed a Tax Return that the jurisdiction believes Target or APN was required to file.

(i)                                     Neither Target nor APN is or has ever been a member of a group of Persons with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns except for any consolidated, combined or unitary Tax Return with Target as the common parent.  Neither Target nor APN has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Target or APN.

(j)                                    There are no Encumbrances for Taxes upon any of the assets of Target or APN nor, to the Knowledge of Target, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the assets of Target or APN (other than for current Taxes not yet due and payable).

(k)                                 Neither Target nor APN is, or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(l)                                     Neither Target nor APN is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m)                             None of the assets of Target or APN are tax-exempt use property within the meaning of Section 168(h) of the Code.

(n)                                 The consummation of the transactions contemplated by this Agreement will not result in any liability to Target, APN, Purchaser, or the Surviving Corporation for transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax).

(o)                                 Neither Target nor APN (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701, (iii) is or has ever been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is or has ever been an owner in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(p)                                 Neither Target nor APN has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Authority with respect to Taxes or Tax Returns.

(q)                                 Neither Purchaser nor the Surviving Corporation shall be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of:  (i) an installment sale transaction by Target or APN occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction by Target or APN occurring on or before the Closing Date reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date by Target or APN; (iv) a change in any Target’s or APN’s method of accounting on or prior to the Closing Date; or (v) an agreement entered into by Target or APN with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date.  Neither Target nor APN has made an election (including a protective election) pursuant to Section 108(i) of the Code.  Neither Target nor APN has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code.

(r)                                    Neither Target nor APN has made any payment, nor is obligated to make any payment or is a party to any agreement, Contract, arrangement or plan that could obligate it to make any payment, that may be treated as an “excess parachute payment” under Section 280G of the Code.

(s)                                   Except as set forth on Section 4.20 of the Disclosure Schedules, neither Target nor APN is a party to any agreement to pay, gross up or otherwise indemnify any employee, consultant or independent contractor for any Taxes, including potential Taxes imposed under Sections 409A or 4999 of the Code, incurred with respect to services provided to Target or APN.

(t)                                    Target has since its formation been treated as a partnership for federal income tax purposes.  APN has been since its formation treated as a disregarded entity for federal income Tax purposes.  No Governmental Authority has challenged the federal income Tax treatment of APN.

Section 4.21                            Brokers.  Except as provided in Section 4.21 of the Disclosure Schedules (any Persons required to be listed on Section 4.21 of the Disclosure Schedules being referred to herein as a “Broker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Target.

Section 4.22                            Network Redundancy and Computer Back Up.  Except as could not reasonably be expected to have a Material Adverse Effect, Target has made backups of all computer software and databases utilized by it and maintains such software and databases at a secure off site location.  Target has established a data recovery plan sufficient to restore service in a commercially reasonable amount of time in the event of a critical system failure or employs a remote failover system.

Section 4.23                            Privacy of Customer Information.  Neither Target nor APN uses any of the customer information it receives through its website or otherwise in a manner violative of the Target’s and APN’s privacy policy or the privacy rights of its customers under applicable Law.

Section 4.24                            Inspections and Investigations.  Except as set forth and described in Section 4.24 of the Disclosure Schedules, (i) neither Target, APN nor any Engaged Professional or other Person affiliated with the Target or APN or who has provided services to Target or APN during the past seven (7) years, has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of Target, APN or such individual where such alleged improper activity related to the operations of Target or APN, nor has Target or APN received any notice of deficiency during the past seven (7) years in connection with the operations of the Target or APN; (ii) there are not presently any outstanding deficiencies or orders of any Governmental Authority having jurisdiction over Target, APN or any of their assets or properties, or requiring conformity to any applicable agreement, Law, regulation, ordinance or bylaw; and (iii) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over the Target, APN or their assets or properties of non-conformance or failure to comply with any existing Law, code, rule, regulation or standard.

Section 4.25                            Rates and Reimbursement Policies. Except for ethical limitations, the jurisdictions in which Target and APN conduct business do not currently impose any restrictions or limitations on rates which may be charged to patients receiving services provided by Target or APN.  Neither Target nor APN has any rate appeal currently pending before any Governmental

Authority.  Target has no Knowledge of any applicable Law, which has been enacted, promulgated, or issued within the twenty four (24) months preceding the date of this Agreement requiring Target to obtain any necessary authorization for its Business as currently conducted (excluding the business of APN) which it does not currently have which could reasonably be expected to have a Material Adverse Effect if the Target failed to obtain such necessary authorization.

Section 4.26                            No Disagreements with Accountants and Lawyers.  Except as set forth in Section 4.26 of the Disclosure Schedules, there are no disagreements of any kind presently existing, or reasonably anticipated by the Target to arise, between the accountants and lawyers formerly or presently engaged by Target or APN, and Target and APN are current with respect to any fees owed to their accountants and lawyers.

Section 4.27                            Solvency.  Neither Target nor APN is Insolvent, or will be rendered Insolvent by any of the transactions contemplated by this Agreement.  As used in this Section, “Insolvent” means that the sum of the debts and other probable Liabilities of a Person exceeds the present fair saleable value of such Person’s assets.

Section 4.28                            Virtus Agreement.  The Virtus Exclusivity Restriction (defined below) has expired in accordance with its terms.  For purposes of this Agreement, the term “Virtus Exclusivity Restriction” means that portion of the Ameridoc Producer Appointment Agreement between Target and Virtus Benefits, LLC, a Delaware limited liability company, as amended, providing that “Save and except any persons or entities that have existing relationships with AMERIDOC, or are recruited by such persons or entities (and any business submitted to AMERIDOC by and through such persons or entities), AMERIDOC will by phone call and email refer all, and not less than all, prospects located in the states of Alabama, Kentucky, North Carolina, South Carolina, and Tennessee that contact AMERIDOC directly via phone call, email or website contact, to Producer for contracting under Producer’s commissions hierarchy.”

Section 4.29                            Full Disclosure.  To the Knowledge of Target, no representation or warranty by any Target Party in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or in any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV-A
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member represents and warrants to the Purchaser that the statements contained in this ARTICLE IV-A are true and correct with respect to such Member as of the date hereof and as of the Closing.

Section 4.01-A               Ownership.  The Member is the sole record and beneficial owner of good and marketable to the respective Target Ownership Interest set forth on Section 4.01(c) of the Disclosure Schedules, set forth opposite his or its name, free and clear of any Encumbrances.  As of the Effective Time, there are no voting trusts, proxies or similar agreements to which the Member is a party with respect to the voting of the Equity Interests of the Target or Contracts, arrangements, commitments, options, warrants, calls, rights or restrictions entered into by a Member with respect to its Equity Interest in Target relating to the sale, transfer, purchase or redemption of such Equity Interest except the Target Operating Agreement.  Except as set forth in the Target Operating Agreement, the Member has not granted to any Person any right of first refusal, preemptive right, subscription right or similar right with respect to such Member’s Target Ownership Interests.

Section 4.02-A               Authority.  The Member is of the age of majority and has full power and authority and is competent to enter into this Agreement and the other Transaction Documents to which such Member is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Member, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Member enforceable against the Member in accordance with its terms.  When each other Transaction Document to which the Member is or will be a party has been duly executed and delivered by such Member (assuming due authorization, execution and delivery by Purchaser), such Transaction Document will constitute a legal and binding obligation of such Member enforceable against him or it in accordance with its terms.

Section 4.03-A               No Breach; Consents.  The execution, delivery and performance by the Member of this Agreement and the other Transaction Documents to which he or it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) result in a violation or breach of, or default under, any provision of the certificate of formation, company agreement or other organizational documents of the Member or any resolution adopted by the governing body or owners of the Member; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Member, or the Member’s Target Units; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which the Member is a party or by which the Member or the Member’s Target Units is bound or to which any of its assets are subject; (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Target Units.  Other than the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Florida Certificate of Merger with the Florida Department of State, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Member in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04-A               Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Member.

Section 4.05-A               Full Disclosure.  To the Knowledge of each Member, no representation or warranty by the Member in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or with respect to such Member in any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Target that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing.

Section 5.01                            Organization of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02                            Authority of Purchaser.  Purchaser has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the Target Parties) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.  When each other Transaction Document to which Purchaser is or will be a party has been duly executed and delivered thereby (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Purchaser, as applicable, enforceable against it in accordance with its terms.

Section 5.03                            No Conflicts; Consents.  The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser; or (c) require the consent, notice or other action by any Person under any Contract to which Purchaser is a party.  Other than the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Florida Certificate of Merger with the Florida Department of State, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04                            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

Section 5.05                            Legal Proceedings.  There are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser, or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
COVENANTS

Section 6.01                            Conduct of Business.  Target shall, during the period from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Purchaser, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, Target shall use its commercially reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its officers and employees, to preserve its present relationships with customers, suppliers, vendors, distributors, resellers, licensors, licensees and other Persons having business relationships with it.  Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement (including, but not limited to, the APN Divestment and the TeleMed Divestment) or the Lindenbrook Assignment Agreement, or as required by applicable Law, Target shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld):

(a)                                 amend its certificate of formation or the Target Operating Agreement;

(b)                                 (i) repurchase, redeem or otherwise acquire any Target Ownership Interests, (ii) declare, set aside or pay any distribution (whether in cash, Target Units, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any Target Ownership Interests;

(c)                                  issue, sell, pledge, dispose of or encumber any Target Ownership Interests;

(d)                                 except as required by applicable Law or by any Benefit Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Target to its Representatives, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present Representatives, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Benefit Plans, or make any contribution to any Benefit Plan, other than contributions required by Law, the terms of such Benefit Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(e)                                  acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person;

(f)                                   (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), provided that the foregoing shall not prohibit the Target and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)                                  repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person;

(h)                                 enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract;

(i)                                     institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Authority involving the payment of monetary damages by the Target;

(j)                                    except as required by applicable Law or to change from cash basis to accrual, make any material change in any method of financial accounting principles or practices;

(k)                                 (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Target;

(l)                                     enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(m)                             abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Target’s Intellectual Property Assets, other than in the ordinary course of business consistent with past practice; or

(n)                                 agree or commit to do any of the foregoing.

Section 6.02                            Other Actions.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, neither Purchaser nor any of the Target Parties shall take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.03                            Access to Information.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, Target shall afford to Purchaser and its Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of Target, to the Representatives, officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, Contracts and other assets of Target, and Target shall furnish promptly to Purchaser such other information concerning the business and properties of Target as Purchaser may reasonably request from time to time.  Target shall not be required to provide access to or disclose information where such access or disclosure would contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such contravention).

Section 6.04                            Exclusivity; No Shop; Break-Up Fee.  As required by that certain letter of intent between Purchaser and Target dated as of February 11, 2014, and in consideration of the substantial expenditures of time, effort and money to be undertaken by Purchaser in connection with the preparation and execution of this Agreement and the other Transaction Documents, the various reviews and due diligence investigations referred to herein, Target hereby undertakes and agrees that for the period beginning on February 11, 2014 and terminating on the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms (the “Restriction Period”), Target and the Members shall not (x) enter into or conduct any discussions or communications of any kind with any other prospective purchaser or third party for the purchase of any of Target Ownership Interests or the assets of Target or the merger of Target or other similar transaction with Target (collectively, a “Transaction”), (y) solicit or encourage (including by way of furnishing any non-public information concerning Target’s business, properties or assets) any proposal regarding a Transaction.  In the event an unsolicited Transaction or other similar proposal for or regarding Target is received during the Restriction Period by Target or the Members, Target shall promptly notify Purchaser and provide Purchaser with detailed information about any such proposal.  In the event that Target agrees to a Transaction with another Person during the Restriction Period or the sixty (60) day period thereafter, Target shall be obligated to pay to Purchaser the sum of One Million Dollars ($1,000,000).  Such sum shall be immediately due and payable upon the execution of any document related to any such transaction.

Section 6.05                            Notices of Certain Events.  Purchaser shall notify the Target Parties, and the Target Parties shall notify Purchaser, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) any Actions commenced, or to such party’s knowledge, threatened, against the Purchaser or ay Target Party, as applicable, that are related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 7.02 (in the case of the Target Parties) or Section 7.03 (in the case of Purchaser), to be satisfied.  In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.05 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by any party be deemed to amend or supplement the Disclosure Schedules or constitute an exception to any representation or warranty.

Section 6.06                            Reasonable Best Efforts; Approvals and Consents.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement

(b)                                 Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and the other Transaction Documents.  Each party shall cooperate fully with the other parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(c)                                  Target and Purchaser shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(d)                                 Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)                                     respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)                                  avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)                               in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(e)                                  All analyses, appearances, meetings, discussions, presentations, memoranda, brief’s, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Target or Purchaser with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)                                   Notwithstanding the foregoing, nothing in this Section 6.06 shall require, or be construed to require, Purchaser, the Surviving Corporation or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Purchaser, the Surviving Corporation or any of their Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Purchaser or the Surviving Corporation of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.07                            Confidentiality.  From and after the Closing, each Member shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all confidential information, whether written or oral, concerning the Target or its business.  Each Member and the Purchaser agree that information concerning the Target and its business is not confidential to the extent that such Member can show that such information (a) is generally available to and known by the public through no fault of such Member, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Member, any of its Affiliates or their respective Representatives from and after the Closing from sources which to the Knowledge of each Member are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If any Member or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Member shall promptly notify Purchaser in writing and shall disclose only that portion of such information which such Member is advised by its counsel in writing is legally required to be disclosed, provided that such Member shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  With respect to Lindsey, in the event of a conflict between the provisions of this Section 6.07 and the provisions of the Confidentiality Agreement for Employees entered into between Lindsey and Purchaser at Closing, the provisions of the Confidentiality Agreement for Employees shall control.

Section 6.08                            Books and Records.

(a)                                 In order to facilitate the resolution of any claims made against or incurred by Target prior to the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing (unless a longer period is required by applicable Law), Purchaser shall (or shall cause the Surviving Corporation to):

(i)                                     retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Target; and

(ii)                                  upon reasonable notice, afford the Member Representative and the Target’s Accountants reasonable access (including the right to make, at the Members’ expense, photocopies), during normal business hours, to such Books and Records.

(b)                                 Notwithstanding the foregoing, neither Purchaser nor the Surviving Corporation shall be obligated to provide the Members’ Representatives with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09                            Tax Matters.

(a)                                 Preparation and Filing of Tax Returns; Payment of Taxes.

(i)                                     At their expense, the Target shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns for Target and APN due on or prior to the Closing and all Tax Returns for Income Taxes for all Pre-Closing Tax Periods.  The Members shall make or cause to be made all payments required with respect to any such Tax Returns to the extent any such Taxes are not included in the Closing Accrued Tax Amount.  Unless otherwise required by Law, all Tax Returns shall be filed in a manner consistent with past practice and on a basis consistent with the last previous similar Tax Return.

(ii)                                  At its expense, Purchaser shall prepare and timely file or shall cause to be prepared and timely filed, all Tax Returns for Target and the Surviving Corporation required to be filed after the Closing Date except for Tax Returns required to be filed by the Target Parties under Section 6.09(a)(i).  Purchaser shall make or cause to be made all payments required with respect to any such Tax Returns, subject to the reimbursement rights specified below.  Target shall inform Purchaser of any past practices affecting the Tax Liability of Target or the Members, which Purchaser will continue to follow for any Tax Return covering a Straddle Period provided that the past practices are reasonable and do not subject Purchaser to adverse Tax consequences.  In absence of such information, Purchaser will use common Tax practices and professional Tax judgment to prepare Target’s Tax Returns covering the Straddle Period.

(iii)                               In the case of Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on and including the Closing Date (and which Taxes shall be borne by the Members) shall be:

(A)                               in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be

Payable if the taxable year ended on and included the Closing Date (an interim closing of the books); and

(B)                               in the case of Taxes imposed on a periodic basis with respect to the assets of Target or APN, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in such Straddle Period.

(iv)                              At least 15 days prior to the date on which any Straddle Period Tax Return is to be filed, the Purchaser shall submit such Tax Return to the Member Representative for the Member Representative’s review and approval, which approval will not be unreasonably withheld, conditioned or delayed; and shall be deemed granted if no written objection is received within such 15 day period.  If Member Representative timely objects to the filing of any such Straddle Period Tax Return, Purchaser and the Member Representative shall use their commercially reasonable efforts to negotiate a resolution of such objections, provided that if a resolution is not reached within ten (10) days following Purchaser’s receipt of the Member Representative’s written objection, Purchaser may proceed to file such Straddle Period Tax Return without change.

(b)                                 Cooperation.  After the Closing Date, each Target Party, on one hand, and Purchaser, on the other hand, shall:

(i)                                     Use commercially reasonable efforts to cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Target, APN or their businesses and make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Liabilities for, or exemption from, Taxes associated with Target, APN or their businesses as set forth in this Agreement.  Any information or documents provided under this Section 6.09(b) shall be kept confidential by the party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with administrative or judicial proceedings relating to Taxes;

(ii)                                  Make available to the other, as reasonably requested and available, personnel responsible for preparing or maintaining information, records and documents in connection with Taxes as well as any related litigation;

(iii)                               Preserve all such information, records, and documents until the expiration of any applicable statutes of limitation or extensions thereof and as otherwise required by Law; and

(iv)                              Provide timely notice to the other in writing of any pending or threatened Tax audits or assessments related to Target, APN or their businesses for periods beginning prior to the Closing Date, and furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such period.

(c)                                  Purchaser shall not file an amended Tax Return for the Target or APN or file a claim for refund for any Pre-Closing Tax Period without the written consent of Member Representative, which consent will not be unreasonably withheld.

(d)                                 Any Tax refunds that are received by the Purchaser, the Surviving Corporation, APN or any Affiliate thereof, and any amounts credited against Taxes to which Purchaser, the Surviving Corporation, APN or any Affiliate thereof becomes entitled, that relate to Pre-Closing Tax Periods shall be for the account of the Members, and the Surviving Corporation shall pay over to the Members based upon their Post-Closing Participating Percentages any such refund or amount of such credit within fifteen (15) days after receipt (with respect to any Tax refund) or the payment of the Taxes against which the applicable credit applies (with respect to any Tax credit).

(e)                                  No portion of the Aggregate Merger Consideration shall be allocated for U.S. federal income tax purposes to any covenant not to compete under this Agreement or otherwise, except to the extent required by any applicable Law as reasonably determined by Purchaser and Members Representative in good faith.

(f)                                   The Aggregate Merger Consideration shall be allocated among the assets of Target in the manner required by Section 1060 of the Code.  Purchaser and the Member Representative agree to negotiate in good faith to attempt to agree in writing upon such an allocation promptly following closing based on the estimated allocation set forth on Exhibit J.  Purchaser and the Member Representative agree to timely file IRS Form 8594 based on the final allocation of the Aggregate Merger Consideration.  Purchaser and the Member Representative each agree that they will not take any position inconsistent with such allocation in preparing Tax Returns or other forms filed with any taxing authority that relate to the transactions evidenced by this Agreement without the written consent of the other party to this Agreement or unless specifically required by applicable Law or pursuant to a determination by an applicable taxing authority.

(g)                                  Notwithstanding anything herein to the contrary, in no event shall Purchaser or the Surviving Corporation be responsible for the payment of any Tax relating to or arising out of (i) the APN Divestment or any action of APN occurring after the APN divestment, or (ii) the TeleMed Divestment, all of which shall be the responsibility of the Members.

Section 6.10                            Public Announcements.  Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of both Purchaser and the Member Representative (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11                            CONSENT OF MEMBERS; WAIVER OF APPRAISAL AND DISSENTER’S RIGHTS.  BY EXECUTION HEREOF, EACH MEMBER HEREBY KNOWINGLY AND FREELY (I) CONSENTS TO THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ON THE TERMS AND CONDITIONS SET FORTH HEREIN, (II) WAIVES ANY AND ALL RIGHTS OF FIRST REFUSAL, FIRST OFFER, NOTICE, APPROVAL, LIQUIDATION PROCEEDS PREFERENCE, NOTICE OR SIMILAR RIGHTS, IF ANY, SUCH MEMBER MAY HAVE ARISING OUT OF OR IN CONNECTION WITH THE MERGER, AND (III) WAIVES ANY ALL APPRAISAL AND DISSENTER’S RIGHTS UNDER THE FLLCA IN CONNECTION WITH THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH MEMBER HAS REVIEWED AND UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IS HEREBY ENCOURAGED TO, HAS HAD THE OPPORTUNITY TO, AND TO THE EXTENT SUCH MEMBER DEEMED NECESSARY DID, SEEK AND RELY UPON THE ADVICE OF SUCH MEMBER’S OWN INDEPENDENT COUNSEL IN THE NEGOTIATION AND ADOPTION OF THIS AGREEMENT.

Section 6.12                            Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.13                            APN.  After the Effective Time, Lindsey shall cause APN to cease conducting any business except as is reasonably necessary to carry out the transactions contemplated by this Agreement and to obtain 36 months of extended reporting coverage on the Medical Professional Liability Insurance Policy that is described in Section 4.14 of the Disclosure Schedules.  Purchaser shall issue to Lindsey at Closing a check in the amount of $65,279.20 payable to Frost Insurance Agency which Lindsey shall cause APN to use for the purchase of such extended reporting coverage.

Section 6.14                            Benefit Plans.  As of the Effective Time, Target will, at its expense or at the expense of the applicable Benefit Plan, (i) terminate the participation of employees of Target from all Benefit Plans and (ii) take such actions as are necessary to make, or cause such Benefit Plans to make, timely appropriate distributions to such employees to the extent required or permitted by, and in accordance with, such Benefit Plans and applicable Law.  With respect to such employees, Target will fully fund all benefits provided under any Benefit Plan intended to be qualified under Sections 401 or 403 of the Code maintained or contributed to by Target or any of their Affiliates within thirty (30) days after Closing.  This Section 6.14 shall survive Closing.

Section 6.15                            Target Lease.  Lindsey agrees to cause Target to assign to Innovative Health Insurance Partners, LLC (“Innovative”) Target’s obligations under that certain Office Building Lease dated June 13, 2012 by and between CRT Signature Place, L.P. as Landlord and Target, as Tenant (the “Target Lease”), including the security deposit paid under the Target Lease ($15,694.56), such assignment to occur prior to or as soon as practicable following Closing.  In the event of such assignment, Lindsey shall cause Innovative to allow the Surviving Corporation to use that portion of the premises covered by the Lease currently used by Target until May 31, 2015, and the Surviving Corporation will be obligated to pay Innovative $10,000 per month on or before the first day of each month beginning June 1, 2014 and ending May 1, 2015 for such use.  In the event that Lindsey is unable to effect such assignment, the Members agree to indemnify and hold harmless the Purchaser Indemnitees for all payments required to be made by the Surviving Corporation under the Target Lease (including payments made pursuant to this Section 6.15) in excess of $120,000.

Section 6.16                            Healthcare Information Laws Compliance Investigations.  Each Member agrees that from and after the date of this Agreement, such Member shall cooperate with the reasonable requests of the Surviving Corporation, as applicable, in responding to any investigation conducted by (i) a Governmental Authority or (ii) Target or Surviving Corporation customer, or (iii) Surviving Corporation related to compliance by Target with Healthcare Information Laws prior to the Effective Time.  The Surviving Corporation shall pay the reasonable attorneys’ fees and expenses incurred by a Member in connection with such cooperation, provided that the attorneys retained by such Member have been approved in advance in writing by the Surviving corporation, such approval not to be unreasonably withheld, conditioned or delayed.  No Member shall be required to take any action under this Section 6.16 that would waive his attorney client privilege or any other privilege or legal protection that is available to him with respect to such investigation.

Section 6.17                            AmeriDoc Tail Insurance Policy.  Lindsey shall purchase “tail” coverage under Target’s Directors and Officers Liability Insurance Policy described in Section 4.14 of the Disclosure Schedules covering a 36-month period commencing September 23, 2014.  Purchaser shall issue to Lindsey at Closing a check in the amount of $5,039.00 payable to Frost Insurance Agency which Lindsey shall use for the purchase of such extended coverage.

Section 6.18                            Ameridoc.net.  Following Closing, Lindsey will use his reasonable best efforts to cause Brandon Foster to transfer to Lindsey the “Ameridoc.net” domain name.  Promptly after such transfer, Lindsey shall transfer the “Ameridoc.net” domain name to Purchaser.

Section 6.19                            Contractual Matters.  Lindsey shall cause the Contracts listed on Exhibit I attached hereto be terminated within sixty-five (65) days following Closing.

Section 6.20                            Consents.  Lindsey shall obtain the consent of Venture Connections, Inc. under the Administrative and Marketing Services Agreement dated November 8, 2011 between Target and Venture Connections, Inc. to the consummation of the Merger within sixty (60) days following Closing.

ARTICLE VII
CONDITIONS TO THE MERGER

Section 7.01                            Conditions to the Obligations of Each Party.  The obligations of Purchaser, Target, and the Members to consummate the Merger are subject to the satisfaction of the condition that Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Governmental Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 7.02                            Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)                                 Representations and Warranties.  Except for those representations or warranties where their failure to be true and correct does not cause a Material Adverse Change:  (i) the representations and warranties of Target and the Members contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except to the extent (other than the Target’s Fundamental Representations or the Member’s Fundamental Representations) expressly made as of a specified earlier date, in which case as of such earlier date, and (ii) Target’s Fundamental Representations and the Member’s Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time.

(b)                                 Agreements and Covenants.  Target and the Members shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time except for those covenants and agreements, the failure to which to perform or comply does not cause a Material Adverse Change.

(c)                                  Material Adverse Change.  No Material Adverse Change shall have occurred since the date of this Agreement.

(d)                                 Closing Deliveries.  Purchaser shall have received each of the Closing deliveries set forth in Sections 3.02(a)(ii), (iii), (iv), (vi), (vii), (x), (xi), (xii), (xiii), (xv), (xvi), (xix), (xx) and (xxi) and 3.02(d).

Section 7.03                            Conditions to the Obligations of Target and the Members.  The obligations of the Target and the Members to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)                                 Representations and Warranties.  Except for those representations and warranties where their failure to be true and correct would not materially adversely affect the ability of Purchaser to fulfill its financial obligations under this Agreement:  (i) the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except to the extent (other than the Purchaser’s Fundamental Representations) expressly made as of as a specified earlier date, in which case as of such earlier date, and (ii) Purchaser’s Fundamental Representations shall be true and correct in all respects as of the date hereof and at the Effective Time, as though made on and as of the Effective Time.

(b)                                 Agreements and Covenants.  Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except as would not materially adversely affect the ability of Purchaser to fulfill its financial obligations under this Agreement.

(c)                                  Closing Deliveries.  Target and the Member Representative shall have received each of the Closing deliveries set forth in Section 3.02(b).

(d)                                 Closing Consideration.  Purchaser shall have delivered, or caused the Surviving Corporation to deliver, the payments required by Section 3.02(c).

ARTICLE VIII
TERMINATION

Section 8.01                            Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and such transactions by the Members of Target, as follows:

(a)                                 by mutual written consent of Purchaser, Target and the Member Representative;

(b)                                 by either Purchaser or Target if any Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Governmental Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement;

(c)                                  by Purchaser if:

(i)                                     Purchaser is not then in breach of any provision of this Agreement and Target or any Member has breached any representation, warranty or covenant contained in this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02, and Purchaser shall have notified Target and the Member Representative of such breach, and, if of a type which can be cured, such breach has continued without cure for a period of ten (10) days after the notice of breach;

(ii)                                  any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by May 15, 2014 (the “Termination Date”), unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(iii)                               a Material Adverse Change has occurred after the date of this Agreement.

(d)                                 by Target or the Member Representative if:

(i)                                     The Target Parties are not then in breach of any provision of this Agreement and Purchaser has materially breached any representation, warranty or covenant contained in this Agreement that would give rise to the failure of any of the conditions specified in Section 7.03, and Target and the Member Representative have notified Purchaser of such breach, and, if of a type which can be cured, such breach has continued without cure for a period of ten (10) days after the notice of breach, or

(ii)                                  any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of any Target Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 8.02                            Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the terms of ARTICLE X and ARTICLE XI shall survive any termination of this Agreement.  Additionally, the terms of Section 6.04 shall survive any termination of this Agreement other than a termination by Target or Member Representative pursuant to Section 8.01(d).  The obligations of Purchaser set forth in the mutual non-disclosure and confidentiality letter agreement dated January 28, 2014 shall survive the execution and termination of this Agreement.

ARTICLE IX
INDEMNIFICATION

Section 9.01                            Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided, that (i) the representations and warranties in Section 4.01-A (Ownership), Section 4.02-A (Authority), Section 4.04-A (Brokers) (collectively, the “Member’s Fundamental Representations”), Section 4.01 (Organization, Qualification and Capitalization of Target; APN), Section 4.02 (Authority), Section 4.09(a) (Title to Assets), Section 4.21 (Brokers), Section 5.01 (Organization), Section 5.02 (Authority) and Section 5.04 (Brokers) shall survive indefinitely (the representations, collectively described in clause (i), the “Fundamental Representations”), and (ii) the representations and warranties in Section 4.03-A (No Breach; Consents), Section 4.03 (No Breach; Consents), Section 4.11 (Intellectual Property), Section 4.16 (Compliance with Laws; Permits), Section 4.17 (Environmental Matters), Section 4.18 (Employee Benefit Matters), Section 4.20 (Taxes), Section 4.27 (Solvency), and Section 5.03 (No Conflicts; Consents) shall survive until thirty (30) days following the expiration of the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).  All covenants of the parties contained herein shall survive the Closing until performed in accordance with their terms.  Notwithstanding the foregoing, any claims asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims shall survive until finally resolved.  Notwithstanding the foregoing, any claims arising from fraud, criminal activity or willful misconduct with respect to a representation, warranty or covenant hereunder shall not be limited by the survival period described above.

Section 9.02                            Indemnification by the Members.  Subject to the other terms and conditions of this ARTICLE IX, the Members;

(a)                                 jointly and severally, shall indemnify and defend each of Purchaser and its Affiliates (including, after the Effective Time, the Surviving Corporation), their respective Representatives and each of their successors and permitted assigns (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(i)                                     any inaccuracy in or breach of any of the Fundamental Representations of Target as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)                                  any inaccuracy in or breach of any of the representations or warranties of Target contained in this Agreement (other than the Fundamental Representations), the other Transaction Documents or any other certificate furnished by the Target, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(iii)                               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Target (at or prior to the Effective Time) pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by the Target pursuant to this Agreement;

(iv)                              any Closing Transaction Expenses in excess of the amounts set forth on the Pre-Closing Statement, to the extent not paid by the Target or such Member at Closing;

(v)                                 any violation or alleged violation by the Company or APN of Healthcare Information Laws;

(vi)                              any Lindenbrook Claims;

(vii)                           any Couto Claims;

(viii)                        any Li Claims;

(ix)                              any breach by Lindenbrook or the Lindenbrook Owners of the Lindenbrook Assignment Agreement;

(x)                                 any breach by Couto of the Couto Agreement;

(xi)                              any breach by Li of the Li Agreement;

(xii)                           the operation of APN’s business, or any act or omission of APN or its Representatives (in their capacity as such), whether before or after Closing, including without limitation the APN Divestment.

(b)                                 Subject to the other terms and conditions of this ARTICLE IX, the Members, severally and not jointly, shall indemnify and defend each of the Purchaser Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(i)                                     any inaccuracy in or breach of any of the Member’s Fundamental Representations made by such Member as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)                                  any inaccuracy in or breach of any of the representations or warranties of such Member contained in this Agreement (other than the Member’s Fundamental Representations), the other Transaction Documents or any other certificate furnished by such Member, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(iii)                               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Member pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by such Member pursuant to this Agreement.

Section 9.03                            Indemnification by Purchaser.  Subject to the other terms and conditions of this ARTICLE IX, Purchaser shall indemnify and defend each of the Members, their respective Affiliates (excluding, after the Effective Time, the Target), their respective Representatives and each of their respective successors and permitted assigns (collectively, the “Member Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Member Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the Fundamental Representations of Purchaser as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement (other than the Fundamental Representations), the other Transaction Documents or any certificate furnished by or on behalf of Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(c)                                  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement.

Section 9.04                            Certain Limitations.  Except with respect to claims arising from fraud or criminal activity, the indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)                                 The Members shall not be liable to the Purchaser Indemnitees for indemnification under Section 9.02(a) or Section 9.02(b) (other than for breach of Section 6.15 or indemnification under Section 9.02(a)(iv) or under Section 9.02(a)(v)) until the aggregate amount of (i) all Losses in respect of indemnification under Section 9.02(a) and Section 9.02(b), plus (ii) all Losses in respect of indemnification under Section 9.02(a) and Section 9.02(b) of the TeleMed Merger Agreement, collectively exceeds $100,000.00, in which event the Members shall be required to pay and be liable for all such Losses from the first dollar thereof.

(b)                                 The Purchaser shall not be liable to the Member Indemnitees for indemnification under Section 9.03(a) or Section 9.03(b) until the aggregate amount of (i) all Losses in respect of indemnification under Section 9.03(a) and Section 9.03(b), plus (ii) all Losses in respect of indemnification under Section 9.03(a) and Section 9.03(b) of the TeleMed Merger Agreement, collectively exceeds $100,000.00, in which event Purchaser shall be required to pay and be liable for all such Losses from the first dollar thereof.

(c)                                  The maximum aggregate amount of all Losses for which the Members shall be liable pursuant to Section 9.02(a) and Section 9.02(b) shall not exceed $10,000,000.00 (less any amounts previously paid by the Members pursuant to Section 9.02(a) and Section 9.02(b) of the TeleMed Merger Agreement), provided, however that (x) the maximum aggregate amount of all Losses for which the Members shall be liable pursuant to Section 9.02(a)(ii), (vi), (vii), (viii), (ix), (x) and (xi) and Section 9.02(b)(ii) shall not exceed $2,500,000 (less any amounts previously paid by the Members pursuant to Section 9.02(a)(ii) and 9.02(b)(ii) of the TeleMed Merger Agreement) and (y) the maximum aggregate amount of all Losses for which the Members shall be liable pursuant to Section 9.02(a)(v) and (xii) (“Healthcare Information Losses”) shall not exceed the sum of (i) all Healthcare Information Losses up to $2,000,000 plus (ii) fifty percent (50%) of all Healthcare Information Losses in excess of $2,500,000 but less than $5,000,000.  Additionally, the Losses for which the Members shall be liable pursuant to Section 9.02(a)(ix),(x) and (xi) shall be limited to fifty percent (50%) of all costs incurred by the Purchaser Indemnitees to enforce Purchaser’s rights (as successor in interest to Target or otherwise) as the result of the breaches described in Section 9.02(a)(ix), (x) and (xi).  Except as set forth in Section 9.12, the aggregate amount of all Losses for which a Member may be liable (including such Member’s pro-rata portion of Losses offset from the Purchaser Note) pursuant to Section 9.02(a) and Section 9.02(b), shall be further limited to such Member’s Participating Percentage multiplied by $10,000,000.

(d)                                 The maximum aggregate amount of all Losses for which Purchaser shall be liable pursuant to Section 9.03(a) and Section 9.03(b) shall not exceed $10,000,000.00 (less any amounts previously paid by Purchaser pursuant to Section 9.03(a) and Section 9.03(b) of the TeleMed Merger Agreement); provided, however, that the maximum aggregate amount of all Losses for which Purchaser shall be liable pursuant to Section 9.03(b) shall not exceed $2,500,000 (less any amounts previously paid by Purchaser pursuant to Section 9.03(b) of the TeleMed Merger Agreement).

(e)                                  The amount of Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts actually received by the Indemnified Party as a result of any indemnification, contribution or other payment by a third party, and (ii) any insurance proceeds or other similar amounts actually received by an Indemnified Party with respect to such Losses (any amounts described in clause (i) or (ii), “Third Party Payments”).  If the amount of any Loss, at any time subsequent to the making of any indemnification payment on account of such Loss, is reduced by any Third Party Payment, the amount of such reduction shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

(f)                                   The amount of any Losses for which indemnification is provided under this Agreement shall be reduced by any amounts actually received by any Indemnified Party in respect of the Tax year of the Loss, directly or through a Subsidiary, in the form of a Tax refund or a reduction in Tax paid in respect to claims related to such Losses in the year of the Loss.

(g)                                  The obligations of the Members under Section 9.02, specifically including Thompson’s obligations, shall be satisfied exclusively from offsets against the outstanding principal balance of the Purchaser Note pursuant to the terms of the Purchaser Note until the outstanding principal balance of the Purchaser Note is exhausted, and may thereafter be satisfied by payment directly from the Members, subject to the limitations herein.  Interest due under the Purchaser Note shall not be subject to offset or to being withheld, except as provided in the Subordination Agreement.

Section 9.05                            Indemnification Procedures.  The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”.

(a)                                 Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Member, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that, to the extent that it seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, is prohibited from defending the Third Party Claim in accordance with this Section, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                                 Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, unless a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim.  If the Indemnified Party has assumed the defense of such Third Party Claim pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                                  Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later 30 days alter the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 20 days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not respond within such 20 day period, then (i) Indemnifying Party shall be conclusively deemed to have acknowledged the correctness of the Direct Claim, and (ii) and the amount of such Direct Claim shall be paid to the Indemnified Party with 15 Business Days following the expiration of such 20 day period in accordance with Section 9.06.  If the Indemnifying Party timely delivers an objection to the Direct Claim or seeks additional information regarding the Direct Claim, then the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement, but shall not make any offsets against the outstanding principal balance of the Purchaser Note or, except as provided in the Subordination Agreement, withhold any interest payments except as provided in Section 9.06.

Section 9.06                            Offsets and Payments.  Once a Loss is agreed (or deemed to be agreed) to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by providing written instruction to the Purchaser and the Member Representative to offset against the outstanding principal amounts due under the Purchaser Note to pay such Loss, or in the event there is not sufficient outstanding principal, then by wire transfer of immediately available funds.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the statutory rate of interest in Texas for judgments on the date of such agreement or final, non-appealable adjudication.  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 9.07                            Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Aggregate Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 9.08                            Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by an Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, as the case may be.

Section 9.09                            Exclusive Remedies.  From and after the Closing, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than those related to claims arising from fraud, criminal activity or willful misconduct) whether in contract, tort or otherwise for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE IX.  Nothing in this Section 9.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, criminal activity or willful misconduct.

Section 9.10                            Authority of the Member Representative.  Notwithstanding anything in this ARTICLE IX to the contrary, and as more particularly set forth in ARTICLE X, the Member Representative shall have the power to execute, deliver, acknowledge, certify and file any documents, give and receive any notices, negotiate or enter into compromises or disputes, and take any and all actions such Member Representative may determine to be necessary, on behalf of any Member or other Member Indemnitee in connection with this ARTICLE IX.

Section 9.11                            Calculation of Losses.  For purposes of this ARTICLE IX, to the extent it is determined that a representation or warranty has been breached and the Purchaser Indemnitees or the Member Indemnitees are entitled to be indemnified therefor pursuant to the terms of this ARTICLE IX, then for the purposes of determining the amount of any Losses relating to such breach (and only for such purpose and, for the avoidance of doubt, not for the purpose of determining whether a breach has occurred), the breached representation or warranty shall be read without regard to any qualifications or exceptions relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase contained in or otherwise applicable to any such representation or warranty.

Section 9.12                            Pooled Claims.  The parties acknowledge and agree that, notwithstanding anything herein to the contrary:

(a)                                 The AmeriDoc Note Portion and the “TeleMed Note Portion” (as defined in the TeleMed Merger Agreement) shall be evidenced by the Purchaser Note and shall collectively constitute the `’Pooled Note Amount”.  The Pooled Note Amount will be commonly and equally available, without priority or limitation between this Agreement and the TeleMed Merger Agreement, to satisfy and pay Losses subject to indemnification pursuant to Section 9.02 of this Agreement and Section 9.02 of the TeleMed Merger Agreement, and any adjustment to the Aggregate Merger Consideration in favor of Purchaser pursuant to Section 2.07 of this Agreement.  As an example to illustrate the application of this provision, if there are Losses for which the Members have an indemnification obligation under this Agreement but previous claims for Losses have exhausted the AmeriDoc Note Portion as evidenced by the Purchaser Note, then the Purchaser Indemnitees would be entitled to have their Losses satisfied and paid under this Agreement from the TeleMed Note Portion, if amounts remain thereunder.

(b)                                 Purchaser, on behalf of itself and the other Purchaser Indemnitees, shall be entitled to offset against any portion of the Pooled Note Amount, any Losses for which such Persons are entitled to indemnification pursuant to Section 9.02.

ARTICLE X
MEMBER REPRESENTATIVE

Section 10.01                     Appointment of Member Representative; Power of Attorney.

(a)                                 Each Member hereby irrevocably nominates, constitutes and appoints David E. Lindsey as the Member Representative and as the agent, agent for service of process and true and lawful attorney in fact of such Member with full power of substitution, to act in the name, place and stead of such Member with respect to all matters under this Agreement or the Purchaser Note and the transactions contemplated by this Agreement and David E. Lindsey hereby accepts such appointment.  Such powers shall include, without limitation, the taking by the Member Representative of any and all actions and the making of any decisions required or permitted to be taken or made by any Member under this Agreement, the Purchaser Note and the Subordination Agreement, including the exercise of the power to:  (i) execute, deliver, acknowledge, certify and file (in the name of any or all of such Members or otherwise) any and all documents and to take any and all actions that the Member Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement or the Purchaser Note (including negotiating, entering into compromises or settlements of and resolving disputes with respect to any matters covered in Section 2.07 and ARTICLE IX); (ii) give and receive notices and communications under this Agreement and the Purchaser Note; (iii) authorize the payment of fees, expenses and distributions, including, without limitation, any fees, expenses or distributions out of the Member Representative Holdback Amount; (iv) execute amendments (and additional documents related thereto) to this Agreement and the Purchaser Note on behalf of such Members generally consistent with the transaction contemplated hereby, the execution thereof shall be conclusive evidence of such determination; (v) as Member’s Representative, to enforce and protect the rights and interests of the Members (including the Member’s Representative, in its capacity as a Member) in connection with any claims asserted in connection with this Agreement or the Purchaser Note, including defending all claims for indemnification made by Purchaser Indemnitees, consenting to, compromising or settling any indemnification claims of Purchaser Indemnitees, conducting negotiations with Purchaser and its Representatives regarding such claims, and engaging counsel, accountants or other Representatives in connection with the foregoing matters, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Purchaser, the Surviving Corporation or any Person, or by any federal, state or local Governmental Authority against the Member’s Representative and/or any of the Members, and receive process on behalf of any or all the Members in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Member’s Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding, or investigation; (C) file any proofs of debt, claims and petitions as the Member’s Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being agreed that the Member’s Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; and (vi) to make such determinations and take such actions as are provided in Section 2.07 or ARTICLE IX.

(b)                                 In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto (including the Purchaser Note), and in exercising or failing to exercise all or any of the powers conferred upon the Member’s Representative hereunder (A) the Member’s Representative shall incur no responsibility whatsoever to any Member by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act taken which represents gross negligence or willful misconduct and (B) the Member’s Representative shall be entitled to rely on the advice of counsel, public accounts or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Member’s Representative pursuant to such advice shall, in no event subject the Member’s Representative to liability to any Member.

(c)                                  All of the immunities and powers granted to the Member’s Representative under this Agreement shall survive the Closing and/or termination of this Agreement, the repayment or cancellation of the Purchaser Note and the termination of the Subordination Agreement.

(d)                                 Each Member hereby acknowledges and agrees that the Member Representative Holdback Amount shall be withheld and paid directly to an account maintained by the Member Representative (or a financial institution selected by the Member Representative) as a fund for the fees and expenses (including, without limitation, any legal fees and expenses) of the Member Representative incurred in connection with this Agreement or in connection with his services as Member Representative under the TeleMed Merger Agreement, with any balance of the Member Representative Holdback Amount not utilized for such purposes to be remitted to the Members in accordance with their Post-Closing Participating Percentages.  The Member Representative will, if so requested in writing by any Member, provide such Member with a written report describing in reasonable detail the amount of any fees, expenses, distributions, or other remittances made out of the Member Representative Holdback Amount; provided, however, that the Member Representative will not have any obligation to provide any such written report to any particular Member any more than two times during any rolling twelve (12) month period.

Section 10.02                     Irrevocable Appointment.  The power of attorney granted in Section 10.01 is (a) coupled with an interest and is irrevocable and (b) shall survive the death, incapacity, incompetency, dissolution, liquidation or bankruptcy of any of the Members.

Section 10.03                     Reliance.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, Purchaser and any Purchaser Indemnitees shall be entitled to deal exclusively with the Member Representative on all matters relating to this Agreement, including, without limitation, ARTICLE IX, and each Purchaser Indemnitee shall be entitled to deal exclusively with the Member Representative in respect of all such matters, and each of them shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Member by the Member Representative in respect of such matters, and on any other action taken or purported to be taken on behalf of any Member by the Member Representative, as fully binding upon such Member.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, any notice or communication delivered by Purchaser to Member Representative shall, as between Purchaser, on the one hand, and the Members, on the other hand, be deemed to have been delivered to all Members.  Purchaser shall be entitled to rely exclusively upon any communication or writings given or executed by Member Representative in connection with any claims for indemnity and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by Member Representative.

Section 10.04                     Replacement.  The Member Representative may at any time designate a replacement Member Representative with the consent of Purchaser (which will not be unreasonably withheld, conditioned or delayed), and each Member, by virtue of his or her execution and delivery of this Agreement, hereby consents to such replacement Member Representative.  If the Member Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as representative of the Members, then the Members (or in the case of the death or disability of Lindsey, his heirs or personal representative voting his former membership interest) shall, by “majority vote”, within thirty (30) days after such death or disability, appoint a successor representative (with the consent of Purchaser, which will not be unreasonably withheld, conditioned or delayed).  Any such successor shall become the “Member Representative” for all purposes under this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.01                     Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02                     Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Target:	David E. Lindsey
14785 Preston Rd., Ste. 975
Dallas, TX 75254
Email: DLindsey@AmeriDoc.com

with a copy to:	Munsch Hardt Kopf & Harr PC
500 N. Akard St.
Suite 3800
Dallas, TX 75201-6659
Email: mhainsfurther@munsch.com
Attention: A. Michael Hainsfurther

If to Member Representative:	David E. Lindsey
14785 Preston Rd., Ste. 975
Dallas, TX 75254
Email: DLindsey@AmeriDoc.com

If to Purchaser:	Teladoc, Inc.
One Sound Shore Drive, Suite 300
Greenwich, Connecticut 06830
Email: tseaman@teladoc.com
Attention: General Counsel

with a copy to:	Jackson Walker L.L.P.
Bank of America Plaza
901 Main Street, Suite 6000
Dallas, Texas 75202
Email: jryan@jw.com
Attention: James S. Ryan III, Esq.

Section 11.03                     Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of. and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04                     Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05                     Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06                     Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.07                     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign (directly or indirectly, by operation of law or otherwise) its rights or obligations hereunder without the prior written consent of Purchaser and the Member Representative, which consent shall not be unreasonably withheld or delayed; provided, however, that Purchaser may, without the prior written consent of Member Representative, assign all or any portion of its rights under this Agreement (i) to a successor of the Purchaser, by consolidation, merger or operation of law, (ii) to a purchaser of all or substantially all of the Purchaser’s assets, or (iii) to a lender of Purchaser as collateral.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.08                     No Third-party Beneficiaries.  Except as provided in ARTICLE IX, this Agreement is for the sole benefit of the Members of Target, the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09                     Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Purchaser and the Member Representative.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10                     Governing Law; Waiver of Jury Trial; Venue.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION (b).

THE PARTIES HERETO AGREE THAT ALL DISPUTES, ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A STATE OR FEDERAL DISTRICT COURT LOCATED IN DALLAS COUNTY, TEXAS (COLLECTIVELY THE “DESIGNATED COURTS”).  EACH PARTY HERETO HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS.  NO ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.

Section 11.11                     Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.13                     Letter of Intent.  Upon execution of this Agreement, that certain letter of intent dated February 11, 2014, executed by Purchaser and Target shall automatically terminate and be of no further force and effect.

Section 11.14                     Privilege.  All attorney client privileged communications of the Company relating to the terms of the transactions contemplated by this Agreement shall inure to the benefit of the members of the Company, prior to consummation of the transaction, and the Purchaser, as successor-in-interest to the Company, shall have no right, title and interest therein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERIDOC, LLC

By	/s/ David E. Lindsey
Name: David E. Lindsey
Tide: Managing Member

TELADOC, INC.

By	/s/ Mark Hirschhorn
Name: Mark Hirschhorn
Title: Chief Financial Officer

/s/ David E. Lindsey
David E. Lindsey

/s/ Michael R. Thompson
Michael R. Thompson

/s/ David E. Lindsey
David E. Lindsey, solely in his capacity as
Member Representative

[Signature Page to Agreement and Plan of Merger]